Exhibit 99.1

	WEINGARTEN REALTY INVESTORS
	Index to Financial Statements
			Page

(A)	Report of Independent Registered Public Accounting Firm		2
(B)	Financial Statements:
	(i)	Consolidated Statements of Operations for the year ended December 31, 2020, 2019 and 2018	5
	(ii)	Consolidated Statements of Comprehensive Income for the year ended December 31, 2020, 2019 and 2018	6
	(iii)	Consolidated Balance Sheets as of December 31, 2020 and 2019	7
	(iv)	Consolidated Statements of Cash Flows for the year ended December 31, 2020, 2019 and 2018	8
	(v)	Consolidated Statements of Equity for the year ended December 31, 2020, 2019 and 2018	9
	(vi)	Notes to Consolidated Financial Statements	10
(C)	Financial Statement Schedules:
	II	Valuation and Qualifying Accounts	48
	III	Real Estate and Accumulated Depreciation	49
	IV	Mortgage Loans on Real Estate	54

All other schedules are omitted since the required information is not present or is not present in amounts sufficient to require submission of the schedule or because the information required is included in the consolidated financial statements and notes thereto.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Trust Managers of Weingarten Realty Investors

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Weingarten Realty Investors and subsidiaries (the "Company") as of December 31, 2020 and 2019, the related consolidated statements of operations, comprehensive income, equity, and cash flows, for each of the three years in the period ended December 31, 2020, the related notes and the financial statement schedules II, III, and IV (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of December 31, 2020, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 26, 2021 (not presented herein), expressed an unqualified opinion on the Company’s internal control over financial reporting.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current-period audit of the financial statements that were communicated or required to be communicated to the audit committee and that (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Summary of Significant Accounting Policies - Accrued Rent, Accrued Contract Receivables and Accounts Receivable, net – Refer to Note 1 to the financial statements

Critical Audit Matter Description

The Company evaluates individual leases to determine whether the future lease payments are not probable of collection over the remaining lease term. If it is concluded that the lease payments are not probable of collection, rental revenue is recognized on a cash basis. The Company considered the type of retailer, current discussions with the tenants, and current economic trends to determine the probability of collection for the individual leases. Changes in the probability of collection assumption could have a material impact on either the recorded accrued rent, accounts receivable, or rental revenues. The Company reduced revenues by $36.1 million, of which the majority includes amounts for the lease payments that are not probable of collection, for the year ended December 31, 2020.

Given the significant judgments made by management to determine collectability, performing audit procedures to evaluate the reasonableness of management’s estimates and assumptions required significant auditor judgment.

How the Critical Audit Matter Was Addressed in the Audit

Our audit procedures related to management’s evaluation of the Company’s determination of the probability of collection of operating lease receivables included the following:

•	We tested the effectiveness of controls, including those related to management’s determination of revenue recognized on a cash basis based on management’s determination of the probability of collection.
•	We evaluated external market information including bankruptcy announcements, tenant filings, news articles, and analyst reports, and compared it to management’s lease collectability conclusions.
•	We corroborated management’s conclusions by making inquiries of management outside of accounting to understand the type of tenant and current tenant discussions and by reading the minutes of the board of trustees.
•	We analyzed tenants that were deemed collectible and had large outstanding accounts receivable balances by assessing tenant filings, news articles, and analyst reports to evaluate management’s conclusions.
•	We evaluated the reasonableness of management’s estimates for the probability of collection by comparing to the actual lease payments received from tenants.

Summary of Significant Accounting Policies – Impairment of Investment in Real Estate Joint Ventures and Partnerships – Refer to Note 1 to the financial statements

Critical Audit Matter Description

The Company’s evaluation of impairment for their investments in real estate joint ventures and partnerships (“investments”) involves an initial assessment of various factors, including the Company’s ability to hold the investment, when determining if there is a decline in the investment value. Changes in this assumption could have a significant impact on the timing of if and when an other than temporary impairment is recorded. No impairment losses were recognized for the year ended December 31, 2020.

Given the significant judgment made by management of its ability to hold the investment when evaluating if a decline in fair value is other than temporary, performing audit procedures to evaluate whether management appropriately evaluated this factor required a high degree of auditor judgment.

How the Critical Audit Matter Was Addressed in the Audit

Our audit procedures related to management’s conclusion on their ability to hold the investment included the following:

•	We tested the effectiveness of controls, including those related to the evaluation of the Company’s ability to hold their investments.

•We evaluated the Company’s conclusion related to their ability to hold the investment by analyzing:

o	the underlying investment for operating losses and
o	the liquidity needs of both the investee and the Company by assessing debt maturities over the next twelve months.
•

We inquired of management about their intent and ability to hold the investment by reading the minutes of the board of trustees to determine if there was any contradictory evidence to management’s assertion.

/s/ Deloitte & Touche LLP

Houston, Texas

February 26, 2021

We have served as the Company’s auditor since 1963.

WEINGARTEN REALTY INVESTORS

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Year Ended December 31,
	2020	2019	2018
Revenues:
Rentals, net	$422,339	$472,446	$517,836
Other	11,578	14,179	13,311
Total Revenues	433,917	486,625	531,147
Operating Expenses:
Depreciation and amortization	149,930	135,674	161,838
Operating	91,075	94,620	90,554
Real estate taxes, net	62,564	60,813	69,268
Impairment loss	24,153	74	10,120
General and administrative	37,388	35,914	25,040
Total Operating Expenses	365,110	327,095	356,820
Other Income (Expense):
Interest expense, net	(61,148)	(57,601)	(63,348)
Interest and other income, net	7,143	11,003	2,807
Gain on sale of property	65,402	189,914	207,865
Total Other Income	11,397	143,316	147,324
Income Before Income Taxes and Equity in Earnings of Real Estate Joint Ventures and Partnerships	80,204	302,846	321,651
Provision for Income Taxes	(451)	(1,040)	(1,378)
Equity in Earnings of Real Estate Joint Ventures and Partnerships, net	39,206	20,769	25,070
Net Income	118,959	322,575	345,343
Less: Net Income Attributable to Noncontrolling Interests	(6,810)	(7,140)	(17,742)
Net Income Attributable to Common Shareholders	$112,149	$315,435	$327,601
Earnings Per Common Share - Basic:
Net income attributable to common shareholders	$0.88	$2.47	$2.57
Earnings Per Common Share - Diluted:
Net income attributable to common shareholders	$0.88	$2.44	$2.55

See Notes to Consolidated Financial Statements.

WEINGARTEN REALTY INVESTORS

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(In thousands)

	Year Ended December 31,
	2020	2019	2018
Net Income	$118,959	$322,575	$345,343
Cumulative effect adjustment of new accounting standards	—	—	(1,541)
Other Comprehensive Loss:
Net unrealized gain on derivatives	—	—	1,379
Reclassification adjustment of derivatives and designated hedges into net income	(890)	(887)	(4,302)
Retirement liability adjustment	123	153	85
Total	(767)	(734)	(2,838)
Comprehensive Income	118,192	321,841	340,964
Comprehensive Income Attributable to Noncontrolling Interests	(6,810)	(7,140)	(17,742)
Comprehensive Income Adjusted for Noncontrolling Interests	$111,382	$314,701	$323,222

See Notes to Consolidated Financial Statements.

WEINGARTEN REALTY INVESTORS

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share amounts)

	December 31,
	2020	2019
ASSETS
Property	$4,246,334	$4,145,249
Accumulated Depreciation	(1,161,970)	(1,110,675)
Property, net *	3,084,364	3,034,574
Investment in Real Estate Joint Ventures and Partnerships, net	369,038	427,947
Total	3,453,402	3,462,521

Unamortized Lease Costs, net	174,152	148,479

Accrued Rent, Accrued Contract Receivables and Accounts Receivable, net *	81,016	83,639
Cash and Cash Equivalents *	35,418	41,481
Restricted Deposits and Escrows	12,338	13,810
Other, net	205,074	188,004
Total Assets	$3,961,400	$3,937,934

LIABILITIES AND EQUITY
Debt, net *	$1,838,419	$1,732,338
Accounts Payable and Accrued Expenses	104,990	111,666
Other, net	217,489	217,770
Total Liabilities	2,160,898	2,061,774

Commitments and Contingencies (see Note 17)	—	—

Equity:
Shareholders' Equity:
Common Shares of Beneficial Interest - par value, $.03 per share; shares authorized: 275,000; shares issued and outstanding:127,313 in 2020 and 128,702 in 2019	3,866	3,905
Additional Paid-In Capital	1,755,770	1,779,986
Net Income Less Than Accumulated Dividends	(128,813)	(74,293)
Accumulated Other Comprehensive Loss	(12,050)	(11,283)
Total Shareholders' Equity	1,618,773	1,698,315
Noncontrolling Interests	181,729	177,845
Total Equity	1,800,502	1,876,160
Total Liabilities and Equity	$3,961,400	$3,937,934

* Consolidated variable interest entities' assets and debt included in the above balances (see Note 18):
Property, net	$193,271	$196,636
Accrued Rent, Accrued Contract Receivables and Accounts Receivable, net	9,489	10,548
Cash and Cash Equivalents	10,089	8,135
Debt, net	44,177	44,993

See Notes to Consolidated Financial Statements.

WEINGARTEN REALTY INVESTORS

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2020	2019	2018
Cash Flows from Operating Activities:
Net Income	$118,959	$322,575	$345,343
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	149,930	135,674	161,838
Amortization of debt deferred costs and intangibles, net	2,752	3,194	3,146
Non-cash lease expense	1,242	1,241	—
Impairment loss	24,153	74	10,120
Equity in earnings of real estate joint ventures and partnerships, net	(39,206)	(20,769)	(25,070)
Gain on sale of property	(65,402)	(189,914)	(207,865)
Distributions of income from real estate joint ventures and partnerships	29,803	20,083	19,605
Changes in accrued rent, accrued contract receivables and accounts receivable, net	1,154	10,001	(2,807)
Changes in unamortized lease costs and other assets, net	(8,024)	(14,298)	(8,632)
Changes in accounts payable, accrued expenses and other liabilities, net	5,744	(975)	(2,315)
Other, net	3,122	3,164	(7,403)
Net cash provided by operating activities	224,227	270,050	285,960
Cash Flows from Investing Activities:
Acquisition of real estate and land, net	(42,209)	(218,849)	(1,265)
Development and capital improvements	(137,059)	(183,188)	(155,528)
Proceeds from sale of property and real estate equity investments, net	119,442	445,319	607,486
Real estate joint ventures and partnerships - Investments	(8,671)	(74,602)	(38,096)
Real estate joint ventures and partnerships - Distribution of capital	22,228	2,482	6,936
Proceeds from investments	—	10,375	1,500
Other, net	(114)	2,437	11,921
Net cash (used in) provided by investing activities	(46,383)	(16,026)	432,954
Cash Flows from Financing Activities:
Proceeds from issuance of debt	—	—	638
Principal payments of debt	(22,977)	(55,556)	(257,028)
Changes in unsecured credit facilities	40,000	(5,000)	5,000
Proceeds from issuance of common shares of beneficial interest, net	212	1,098	6,760
Repurchase of common shares of beneficial interest, net	(32,107)	—	(18,564)
Common share dividends paid	(165,958)	(203,297)	(382,464)
Debt issuance and extinguishment costs paid	(6)	(3,271)	(1,271)
Distributions to noncontrolling interests	(4,076)	(6,782)	(19,155)
Contributions from noncontrolling interests	1,150	326	1,465
Other, net	(1,617)	(2,388)	508
Net cash used in financing activities	(185,379)	(274,870)	(664,111)
Net (decrease) increase in cash, cash equivalents and restricted cash equivalents	(7,535)	(20,846)	54,803
Cash, cash equivalents and restricted cash equivalents at January 1	55,291	76,137	21,334
Cash, cash equivalents and restricted cash equivalents at December 31	$47,756	$55,291	$76,137
Supplemental disclosure of cash flow information:
Cash paid for interest (net of amount capitalized of $8,184, $13,586 and $7,938, respectively)	$58,744	$55,413	$65,507
Cash paid for income taxes	$793	$1,526	$1,545
Cash paid for amounts included in operating lease liabilities	$2,678	$2,785	$—

See Notes to Consolidated Financial Statements.

WEINGARTEN REALTY INVESTORS

CONSOLIDATED STATEMENTS OF EQUITY

(In thousands)

Year Ended December 31, 2020, 2019 and 2018

	Common		Net Income	Accumulated
	Shares of	Additional	Less Than	Other
	Beneficial	Paid-In	Accumulated	Comprehensive	Noncontrolling
	Interest	Capital	Dividends	Loss	Interests	Total
Balance, January 1, 2018	$3,897	$1,772,066	$(137,065)	$(6,170)	$177,114	$1,809,842
Net income			327,601		17,742	345,343
Shares repurchased and cancelled	(20)	(18,544)				(18,564)
Shares issued under benefit plans, net	16	13,471				13,487
Cumulative effect adjustment of new accounting standards			5,497	(1,541)		3,956
Dividends paid – common shares ($2.98 per share)			(382,464)			(382,464)
Distributions to noncontrolling interests					(19,155)	(19,155)
Contributions from noncontrolling interests					1,465	1,465
Other comprehensive loss				(2,838)		(2,838)
Other, net					(373)	(373)
Balance, December 31, 2018	3,893	1,766,993	(186,431)	(10,549)	176,793	1,750,699
Net income			315,435		7,140	322,575
Shares issued under benefit plans, net	12	11,046				11,058
Dividends paid – common shares ($1.58 per share)			(203,297)			(203,297)
Distributions to noncontrolling interests					(6,782)	(6,782)
Contributions from noncontrolling interests					326	326
Other comprehensive loss				(734)		(734)
Other, net		1,947			368	2,315
Balance, December 31, 2019	3,905	1,779,986	(74,293)	(11,283)	177,845	1,876,160
Net income			112,149		6,810	118,959
Shares repurchased and cancelled	(50)	(32,057)				(32,107)
Shares issued under benefit plans, net	11	7,841				7,852
Cumulative effect adjustment of new accounting standards			(711)			(711)
Dividends paid – common shares ($1.30 per share)			(165,958)			(165,958)
Distributions to noncontrolling interests					(4,076)	(4,076)
Contributions from noncontrolling interests					1,150	1,150
Other comprehensive loss				(767)		(767)
Balance, December 31, 2020	$3,866	$1,755,770	$(128,813)	$(12,050)	$181,729	$1,800,502

See Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.     Summary of Significant Accounting Policies

Business

Weingarten Realty Investors is a REIT organized under the Texas Business Organizations Code. We currently operate, and intend to operate in the future, as a REIT.

We, and our predecessor entity, began the ownership of shopping centers and other commercial real estate in 1948. Our primary business is leasing space to tenants in the shopping centers we own or lease. These centers may be mixed-use properties that have both retail and residential components. We also provide property management services for which we charge fees to either joint ventures where we are partners or other outside owners.

We operate a portfolio of neighborhood and community shopping centers, totaling approximately 30.2 million square feet of gross leasable area that is either owned by us or others. We have a diversified tenant base, with two of our largest tenants each comprising only 2.6% of base minimum rental revenues during 2020. Total revenues generated by our centers located in Houston and its surrounding areas was 20.6% of total revenue for the year ended December 31, 2020, and an additional 9.8% of total revenue was generated in 2020 from centers that are located in other parts of Texas. Also, in Florida and California, an additional 20.4% and 16.4%, respectively, of total revenue was generated in 2020.

In March 2020, the World Health Organization declared the novel coronavirus (“COVID-19”) a pandemic. The impact of COVID-19 continues to evolve and most cities and states have imposed measures to control its spread including social distancing and limiting group gatherings. These measures have created risks and uncertainties surrounding our operations and geographic concentrations. The pandemic resulted in, at certain locations, the closure or limited operations of non-essential businesses and consumer/employee stay-at-home provisions. Given this continually evolving situation, the duration and severity of these matters and their ultimate effect are uncertain at this time.

Basis of Presentation

Our consolidated financial statements include the accounts of our subsidiaries, certain real estate joint ventures or partnerships and VIEs which meet the guidelines for consolidation. All intercompany balances and transactions have been eliminated.

Our financial statements are prepared in accordance with GAAP. Such statements require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. We have evaluated subsequent events for recognition or disclosure in our consolidated financial statements.

Leases

As part of our operations, we are primarily a lessor of commercial retail space. In certain instances, we are also a lessee, primarily of ground leases associated with our operations. Our contracts are reviewed to determine if they qualify, under the GAAP definition, as a lease. A contract is determined to be a lease when the right to obtain substantially all of the economic benefits and to direct the use of an identified asset is transferred to a customer over a defined period of time for consideration. During this review, we evaluate among other items, asset specification, substitution rights, purchase options, operating rights and control over the asset during the contract period.

We have elected accounting policy practical expedients, both as a lessor and a lessee, to not separate any nonlease components (primarily common area maintenance) within a lease contract for all classes of underlying assets (primarily real estate assets). As a lessor, we have further determined that this policy will be effective only on a lease that has been classified as an operating lease and the revenue recognition pattern and timing is the same for both types of components. We have determined to account for both the lease and nonlease components as a single component when the lease component is the predominate component of a contract. Therefore, Accounting Standards Codification ("ASC") No. 842, “Leases” will be applied to these lease contracts for both types of components. Additionally, for lessee leases, we have also elected not to apply the overall balance sheet recognition requirements to short-term leases that are less than 12 months from the lease commencement date.

Significant judgments and assumptions are inherent in not only determining if a contract contains a lease but also the lease classification, terms, payments, and, if needed, discount rates. Judgments include the nature of any options with the determination if they will be exercised, evaluation of implicit discount rates, assessment and consideration of “fixed” payments for straight-line rent revenue calculations and the evaluation of asset identification and substitution rights.

The determination of the discount rate used in a lease is the incremental borrowing rate of the lease contract. For lessee leases, this rate is often not readily determinable as the lessor’s initial direct costs and expected residual value are at the end of the lease term and are unknown. Therefore, as the lessee, our incremental borrowing rate will be used. Selected discount rates will reflect rates that we would have to pay to borrow on a fully collateralized basis over a term similar to the lease. Additionally, we will obtain lender quotes with similar terms and if not available, we consider the asset type, risk free rates and financing spreads to account for creditworthiness and collateral.

Our lessor leases are principally related to our shopping centers. We believe risk of an inadequate residual value of the leased asset upon the termination of these leases is low due to our ability to re-lease the space, the long-lived nature of our real estate assets and the propensity of real estate assets to hold their value over a long period of time.

In April 2020, the Financial Accounting Standards Board ("FASB") published a Staff Q&A regarding Accounting for Lease Concessions Related to the Effects of the COVID-19 pandemic. As the pandemic is expected to result in numerous tenant rent and lease concessions, the intent of the publication was to provide relief to lessors in assessing whether a lease modification exists. The FASB publication provides for an election to bypass the lease-by-lease analysis and account for lease concessions, directly related to the effects of the COVID-19 pandemic, consistent with how those concessions would be accounted for as though enforceable rights and obligations for those concessions existed in the original contract. Accordingly, an entity would not have to analyze each contract to determine whether those rights exist in the contract and can elect to apply or not apply lease modification guidance to those contracts. Such election is required to be applied consistently to leases with similar characteristics and circumstances. This election is available for COVID-19 related concessions that do not result in a substantial increase in the rights of the lessor or the obligations of the lessee and the total payments required by the modified lease are substantially the same as or less than total payments required by the original lease. As of April 1, 2020, we elected to not apply lease modification guidance to those contracts. As such, any lease deferral concessions will remain recorded in Accrued Rent, Accrued Contract Receivables and Accounts Receivable, net, and rent abatements will be recorded as a reduction to Rentals, net in our consolidated financial statements. Subject to this guidance, as of December 31, 2020, included in Accrued Rent, Accrued Contract Receivables and Accounts Receivable, net we have deferred lease concessions not currently due of $9.6 million and have recorded rent abatements of $3.2 million (see Note 9 for additional information). Discussions are continuing with tenants as the effects of COVID-19 and related mandates evolve.

Revenue Recognition

At the inception of a revenue producing contract, we determine if a contract qualifies as a lease and if not, then as a customer contract. Additionally, we exclude all taxes assessed by a governmental authority that is collected by us from Revenue. Based on this determination, the appropriate GAAP is applied to the contract, including its revenue recognition.

Rentals, net

Rental revenue is primarily derived from operating leases and, therefore, is generally recognized on a straight-line basis over the term of the lease, which typically begins the date the tenant takes control of the space. Variable rental revenue consists primarily of tenant reimbursements of taxes, maintenance expenses and insurance, is subject to our interpretation of lease provisions and is recognized over the term of a lease as services are provided. Additionally, variable rental revenue based on a percentage of tenants’ sales is recognized only after the tenant exceeds its sales breakpoint. In circumstances where we provide a tenant improvement allowance for improvements that are owned by the tenant, we recognize the allowance as a reduction of rental revenue on a straight-line basis over the term of the lease. Further, at the lease commencement date and on an ongoing basis, we consider the collectability of a lease when determining revenue to be recognized. Prior to the adoption of ASC No. 842, rental revenues were recognized under ASC No. 840, “Leases.”

Other

Other revenue consists of both customer contract revenue and income from contractual agreements with third parties or real estate joint ventures or partnerships, which do not meet the definition of a lease or a customer contract. Revenues which do not meet the definition of a lease or customer contract are recognized as the related services are performed under the applicable agreement.

We have identified primarily three types of customer contract revenue: (1) management contracts with real estate joint ventures or partnerships or third parties, (2) licensing and occupancy agreements and (3) certain non-tenant contracts. At contract inception, we assess the services provided in these contracts and identify any performance obligations that are distinct. To identify the performance obligation, we consider all services, whether explicitly stated or implied by customary business practices. We have identified the following substantive services, which may or may not be included in each contract type, that represent performance obligations:

Contract Type	Performance Obligation Description	Elements of Performance Obligations	Payment Timing
Management Agreements	● Management and asset management services ● Construction and development services ● Marketing services	● Over time ● Right to invoice ● Long-term contracts	Typically monthly or quarterly
	● Leasing and legal preparation services ● Sales commissions	● Point in time ● Long-term contracts
Licensing and Occupancy Agreements	● Rent of non-specific space	● Over time ● Right to invoice ● Short-term contracts	Typically monthly
	● Set-up services	● Point in time ● Right to invoice
Non-tenant Contracts	● Placement of miscellaneous items at our centers that do not qualify as a lease, i.e. advertisements, trash bins, etc.	● Point in time ● Long-term contracts	Typically monthly
	● Set-up services	● Point in time ● Right to invoice

We also assess collectability of the customer contract revenue prior to recognition. None of these customer contracts include a significant financing component.

Property

Real estate assets are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method, generally over estimated useful lives of 18-40 years for buildings and 10-20 years for parking lot surfacing and equipment. Major replacements where the betterment extends the useful life of the asset are capitalized, and the replaced asset and corresponding accumulated depreciation are removed from the accounts. All other maintenance and repair items are charged to expense as incurred.

Acquisitions of properties are accounted for utilizing the acquisition of a nonfinancial asset method and, accordingly, the results of operations of an acquired property are included in our results of operations from the date of acquisition. Estimates of fair values are based upon estimated future cash flows and other valuation techniques. Fair values are used to allocate and record the purchase price of acquired property among land, buildings on an “as if vacant” basis, tenant improvements, other identifiable intangibles and any goodwill or gain on purchase. Other identifiable intangible assets and liabilities include the effect of out-of-market leases, the value of having leases in place (“as is” versus “as if vacant” and absorption costs), out-of-market assumed mortgages and tenant relationships. Depreciation and amortization is computed using the straight-line method, generally over estimated useful lives of 40 years for buildings and over the lease term for other identifiable intangible assets. Costs associated with the successful acquisition of an asset are capitalized as incurred.

Property also includes costs incurred in the development and redevelopment of operating properties. These properties are carried at cost, and no depreciation is recorded on these assets until rent commences or no later than one year from the completion of major construction. These costs include preacquisition costs directly identifiable with the specific project, development and construction costs, interest, insurance and real estate taxes. Indirect development costs, including salaries and benefits, travel and other related costs that are directly attributable to the development of the property, are also capitalized. The capitalization of such costs ceases at the earlier of one year from the completion of major construction or when the property, or any completed portion, becomes available for occupancy.

Also included in property is costs for tenant improvements paid by us, including reimbursements to tenants for improvements that are owned by us and will remain our property after the lease expires.

Property identified for sale is reviewed to determine if it qualifies as held for sale based on the following criteria: management has approved and is committed to the disposal plan, the assets are available for immediate sale, an active plan is in place to locate a buyer, the sale is probable and expected to qualify as a completed sale within a year, the sales price is reasonable in relation to the current fair value, and it is unlikely that significant changes will be made to the sales plan or that the sales plan will be withdrawn. Upon qualification, these properties are segregated and classified as held for sale at the lower of cost or fair value less costs to sell. Also for disposal transactions, the presence of a significant financing component is considered and evaluated, if necessary. We have adopted the practical expedient in which the promised amount of consideration is not adjusted for the effects of a significant financing component when we expect, at contract inception, that the period between the sale and payment will be one year or less. Our individual property disposals do not qualify for discontinued operations presentation; thus, the results of operations through the disposal date and any associated gains are included in income from continuing operations.

Some of our properties are held in single purpose entities. A single purpose entity is a legal entity typically established at the request of a lender solely for the purpose of owning a property or group of properties subject to a mortgage. There may be restrictions limiting the entity’s ability to engage in an activity other than owning or operating the property, assuming or guaranteeing the debt of any other entity, or dissolving itself or declaring bankruptcy before the debt has been repaid. Most of our single purpose entities are 100% owned by us and are consolidated in our consolidated financial statements.

Real Estate Joint Ventures and Partnerships

To determine the method of accounting for real estate joint ventures and partnerships, management determines whether an entity is a VIE and, if so, determines which party is the primary beneficiary by analyzing whether we have both the power to direct the entity’s significant economic activities and the obligation to absorb potentially significant losses or receive potentially significant benefits. Significant judgments and assumptions inherent in this analysis include the design of the entity structure, the nature of the entity’s operations, future cash flow projections, the entity’s financing and capital structure, and contractual relationships and terms. We consolidate a VIE when we have determined that we are the primary beneficiary.

Primary risks associated with our involvement with our VIEs include the potential funding of the entities’ debt obligations or making additional contributions to fund the entities’ operations or capital activities.

Non-variable interest real estate joint ventures and partnerships over which we have a controlling financial interest are consolidated in our consolidated financial statements. In determining if we have a controlling financial interest, we consider factors such as ownership interest, authority to make decisions, kick-out rights and substantive participating rights. Real estate joint ventures and partnerships where we do not have a controlling financial interest, but have the ability to exercise significant influence, are accounted for using the equity method.

Management continually analyzes and assesses reconsideration events, including changes in the factors mentioned above, to determine if the consolidation or equity method treatment remains appropriate.

Unamortized Lease Costs, net

Lease costs represent the initial direct costs incurred in origination, negotiation and processing of a lease agreement. Upon the adoption of ASC No. 842, such costs include outside broker commissions and other independent third party costs, as well as internal leasing commissions paid directly related to completing a lease and are amortized over the life of the lease on a straight-line basis. Prior to the adoption of ASC No. 842, such costs included outside broker commissions and other independent third party costs, as well as salaries and benefits, travel and other internal costs directly related to completing a lease and are amortized over the life of the lease on a straight-line basis. Costs related to salaries and benefits, supervision, administration, unsuccessful origination efforts and other activities are charged to expense as incurred. Also included are in place lease costs which are amortized over the life of the applicable lease term on a straight-line basis.

Accrued Rent, Accrued Contract Receivables and Accounts Receivable, net

Receivables are relatively short-term in nature with terms due in less than one year. Receivables include rental revenue, amounts billed and currently due from customer contracts and receivables attributable to straight-line rental commitments. Accrued contract receivables includes amounts due from customers for contracts that do not qualify as a lease in which we earned the right to the consideration through the satisfaction of the performance obligation, but before the customer pays consideration or before payment is due. Individual leases are assessed for collectability and upon the determination that the collection of rents is not probable, accrued rent and accounts receivables are reduced as an adjustment to rental revenues. Revenue from leases where collection is deemed to be less than probable is recorded on a cash basis until collectability is determined to be probable. Further, we assess whether operating lease receivables, at a portfolio level, are appropriately valued based upon an analysis of balances outstanding, historical bad debt levels and current economic trends. An allowance for the uncollectible portion of the portfolio is recorded as an adjustment to rental revenues. Management’s estimate of the collectability of accrued rents and accounts receivable is based on the best information available to management at the time of evaluation.

Prior to the adoption of ASC No. 842, an allowance for the uncollectible portion of accrued rents and accounts receivable was determined based upon an analysis of balances outstanding, historical bad debt levels, tenant creditworthiness and current economic trends. At December 31, 2018, we had an allowance for doubtful accounts totaling $6.9 million (which included charges to bad debt of $2.4 million and deductions of $3.0 million for the year ended December 31, 2018) that was re-characterized upon the adoption of ASC No. 842 as of January 1, 2019, to be appropriately reflected as reductions in Revenues for uncollectible amounts.

The duration of the COVID-19 pandemic and its impact on our tenants’ operations, including, in some cases, their ability to resume full operations as governmental and legislative measures are eased, or in some cases reimposed, has caused uncertainty in our ongoing ability to collect rents when due. Considering the potential impact of these uncertainties, our collection assessment also took into consideration the type of tenant and current discussions with the tenants, as well as recent rent collection experience and tenant bankruptcies based on the best information available to management at the time of evaluation. For the year ended December 31, 2020, we reduced rental revenues by $36.1 million due to lease related reserves and write-offs, which included $15.0 million for straight-line rent receivables.

Cash and Cash Equivalents

All highly liquid investments with original maturities of three months or less are considered cash equivalents. Cash and cash equivalents are primarily held at major financial institutions in the U.S. We had cash and cash equivalents in certain financial institutions in excess of federally insured levels. We have diversified our cash and cash equivalents amongst several banking institutions in an attempt to minimize exposure to any one of these entities. We believe we are not exposed to any significant credit risk and regularly monitor the financial stability of these financial institutions.

Restricted Deposits and Escrows

Restricted deposits are held or restricted for a specific use or in a qualified escrow account for the purposes of completing like-kind exchange transactions. Escrows consist of deposits held by third parties or lenders for a specific use; including, capital improvements, rental income and taxes.

Our restricted deposits and escrows consist of the following (in thousands):

	December 31,
	2020	2019
Restricted deposits	$12,122	$12,793
Escrows	216	1,017
Total	$12,338	$13,810

Other Assets, net

Other assets include an asset related to the debt service guaranty (see Note 6 for further information), tax increment revenue bonds, right-of-use assets, investments held in a grantor trust, deferred tax assets (see Income Taxes), the net value of above-market leases, deferred debt costs associated with our revolving credit facilities and other miscellaneous receivables. Right-of-use assets are amortized to achieve the recognition of rent expense on a straight-line basis after adjusting for the corresponding lease liabilities’ interest over the lives of the leases. Investments held in a grantor trust are adjusted to fair value at each period with changes included in our Consolidated Statements of Operations. Above-market leases are amortized as adjustments to rental revenues over terms of the acquired leases. Deferred debt costs, including those classified in debt, are amortized primarily on a straight-line basis, which approximates the effective interest rate method, over the terms of the debt. Other miscellaneous receivables are evaluated for credit risk and an allowance is established if there is an estimate for lifetime credit losses. These are based on available information, including historical loss information adjusted for current conditions and forecasts for future economic conditions. Prior to adoption of ASC No. 326, a reserve was applied to the carrying amount of other miscellaneous receivables when it becomes apparent that conditions existed that would lead to our inability to fully collect the outstanding amounts due. Such conditions include delinquent or late payments on receivables, deterioration in the ongoing relationship with the borrower and other relevant factors.

Our tax increment revenue bonds have been classified as held to maturity and are recorded at amortized cost offset by a recognized credit loss (see Note 19 for further information). Due to the recognized credit loss, interest on these bonds is recorded at an effective interest rate when cash payments are received. The bonds are evaluated for credit losses based on discounted estimated future cash flows. Any future receipts in excess of the amortized basis will be recognized as revenue when received. The credit risk associated with the amortized value of these bonds is low as the bonds are earmarked for repayments from sales and property taxes associated with a government entity. At December 31, 2020, no credit allowance has been recorded.

Other Liabilities, net

Other liabilities include non-qualified benefit plan liabilities (see Retirement Benefit Plans and Deferred Compensation Plan), lease liabilities and the net value of below-market leases. Lease liabilities are amortized to rent expense using the effective interest rate method, over the lease life. Below-market leases are amortized as adjustments to rental revenues over terms of the acquired leases.

Sales of Real Estate

Sales of real estate include the sale of tracts of land, property adjacent to shopping centers, operating properties, newly developed properties, investments in real estate joint ventures and partnerships and partial sales of real estate joint ventures and partnerships in which we participate.

These sales primarily fall under two types of contracts (1) sales of nonfinancial assets (primarily real estate) and (2) sales of investments in real estate joint ventures and partnerships of substantially nonfinancial assets. We review the sale contract to determine appropriate accounting guidance. Profits on sales of real estate are primarily not recognized until (a) a contract exists including: each party’s rights are identifiable along with the payment terms, the contract has commercial substance and the collection of consideration is probable; and (b) the performance obligation to transfer control of the asset has occurred; including transfer to the buyer of the usual risks and rewards of ownership.

We recognize gains on the sale of real estate to joint ventures and partnerships in which we participate to the extent we receive consideration from the joint venture or partnership, if it meets the sales criteria in accordance with GAAP.

Impairment

Our property, including right-of-use assets, is reviewed for impairment if events or changes in circumstances indicate that the carrying amount of the property, any capitalized costs and any identifiable intangible assets, may not be recoverable.

If such an event occurs, a comparison is made of the current and projected operating cash flows of each such property into the foreseeable future, with consideration of applicable holding periods, on an undiscounted basis to the carrying amount of such property. If we determine the carrying amount is not recoverable, our basis in the property is reduced to its estimated fair value to reflect impairment in the value of the asset. Fair values are determined by management utilizing cash flow models, market capitalization rates and market discount rates, or by obtaining third-party broker or appraisal estimates.

We review economic considerations at each reporting period, including the effects of tenant bankruptcies, the suspension of tenant expansion plans for new development projects, declines in real estate values, and any changes to plans related to our new development properties including land held for development, to identify properties where we believe market values may be deteriorating. Determining whether a property is impaired and, if impaired, the amount of write-down to fair value requires a significant amount of judgment by management and is based on the best information available to management at the time of evaluation. If market conditions deteriorate or management’s plans for certain properties change, additional write-downs could be required in the future.

Our investment in real estate joint ventures and partnerships is reviewed for impairment each reporting period. We evaluate various factors, including operating results of the investee, our ability and intent to hold the investment and our views on current market and economic conditions, when determining if there is a decline in the investment value. We will record an impairment charge if we determine that a decline in the estimated fair value of an investment below its carrying amount is other than temporary. The ultimate realization is dependent on a number of factors, including the performance of each investment and market conditions. There is no certainty that impairments will not occur in the future if market conditions decline or if management’s plans for these investments change.

See Note 10 for additional information regarding impairments.

Income Taxes

We have elected to be treated as a REIT under the Internal Revenue Code of 1986, as amended. As a REIT, we generally will not be subject to corporate level federal income tax on taxable income we distribute to our shareholders. To be taxed as a REIT, we must meet a number of requirements including defined percentage tests concerning the amount of our assets and revenues that come from, or are attributable to, real estate operations. As long as we distribute at least 90% of the taxable income of the REIT (without regard to capital gains or the dividends paid deduction) to our shareholders as dividends, we will not be taxed on the portion of our income we distribute as dividends unless we have ineligible transactions.

The Tax Relief Extension Act of 1999 gave REITs the ability to conduct activities which a REIT was previously precluded from doing as long as such activities are performed in entities which have elected to be treated as taxable REIT subsidiaries under the IRS code. These activities include buying or developing properties with the express purpose of selling them. We conduct certain of these activities in a taxable REIT subsidiary that we have created. We calculate and record income taxes in our consolidated financial statements based on the activities in this entity. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between our carrying amounts of existing assets and liabilities and their respective tax bases and net operating loss and tax credit carry-forwards. These are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. A valuation allowance for deferred tax assets is established for those assets when we do not consider the realization of such assets to be more likely than not.

On March 27, 2020, the President signed the Coronavirus Aid, Relief and Economic Security (“CARES”) Act into law. The enacted CARES Act tax provisions include, but are not limited to, changes to the NOL deduction, the business interest expense limitation and depreciation. Management’s evaluation of deferred taxes and the associated valuation allowance includes the impact of the CARES Act.

Additionally, GAAP prescribes a recognition threshold and measurement attribute for the financial statement recognition of a tax position taken, or expected to be taken, in a tax return. A tax position may only be recognized in the consolidated financial statements if it is more likely than not that the tax position will be sustained upon examination. We believe it is more likely than not that our tax positions will be sustained in any tax examinations.

In addition, we are subject to the State of Texas business tax (“Texas Franchise Tax”), which is determined by applying a tax rate to a base that considers both revenues and expenses. Therefore, the Texas Franchise Tax is considered an income tax and is accounted for accordingly.

Share-Based Compensation

We have both share options and share awards outstanding. Since 2012, our employee long-term incentive program under our Amended and Restated 2010 Long-Term Incentive Plan grants only awards that incorporate both service-based and market-based measures for share awards to promote share ownership among the participants and to emphasize the importance of total shareholder return. The terms of each grant vary depending upon the participant’s responsibilities and position within the Company. All awards are recorded at fair value on the date of grant and earn dividends throughout the vesting period; however, the dividends are subject to the same vesting terms as the award. Compensation expense is measured at the grant date and recognized over the vesting period. All share awards are awarded subject to the participant’s continued employment with us.

The share awards are subject to a three-year cliff vesting basis. Service-based and market-based share awards are subject to the achievement of select performance goals as follows:

●	Service-based awards and accumulated dividends typically vest three years from the grant date. These grants are subject only to continued employment and not dependent on future performance measures. Accordingly, if such vesting criteria are not met, compensation cost previously recognized would be reversed.
●	Market-based awards vest based upon the performance metrics at the end of a three-year period. These awards are based 50% on our three-year relative total shareholder return (“TSR”) as compared to the FTSE NAREIT U.S. Shopping Center Index. The other 50% is tied to our three-year absolute TSR, which is currently compared to a 6% hurdle. At the end of a three-year period, the performance measures are analyzed; the actual number of shares earned is determined; and the earned shares and the accumulated dividends vest. The probability of meeting the market criteria is considered when calculating the estimated fair value on the date of grant using a Monte Carlo simulation. These awards are accounted for as awards with market criteria, with compensation cost recognized over the service period, regardless of whether the market criteria are achieved and the awards are ultimately earned and vest.

Restricted shares granted to trust managers and share awards granted to retirement eligible employees are expensed immediately. Restricted shares and share awards have the same rights of a common shareholder, including the right to vote and receive dividends, except as otherwise provided by our Management Development and Executive Compensation Committee.

Options generally expire upon the earlier of termination of employment or 10 years from the date of grant, and all restricted shares are granted at no purchase price. Our policy is to recognize compensation expense for equity awards ratably over the vesting period, except for retirement eligible amounts.

Retirement Benefit Plans

Defined Benefit Plan:

We sponsor a noncontributory cash balance retirement plan (“Retirement Plan”) under which an account is maintained for each participant. Annual additions to each participant’s account include a service credit ranging from 3%-5% of compensation, depending on years of service, and an interest credit of 4.5%. Vesting generally occurs after three years of service.

Investments of Plan Assets

Our investment policy for our plan assets has been to determine the objectives for structuring a retirement savings program suitable to the long-term needs and risk tolerances of participants, to select appropriate investments to be offered by the plan and to establish procedures for monitoring and evaluating the performance of the investments of the plan. Our overall plan objectives for selecting and monitoring investment options are to promote and optimize retirement wealth accumulation; to provide a full range of asset classes and investment options that are intended to help diversify the portfolio to maximize return within reasonable and prudent levels of risk; to control costs of administering the plan; and to manage the investments held by the plan.

The selection of investment options is determined using criteria based on the following characteristics: fund history, relative performance, investment style, portfolio structure, manager tenure, minimum assets, expenses and operation considerations. Investment options selected for use in the plan are reviewed at least on a semi-annual basis to evaluate material changes from the selection criteria. Asset allocation is used to determine how the investment portfolio should be split between stocks, bonds and cash. The asset allocation decision is influenced by investment time horizon; risk tolerance; and investment return objectives. The primary factor in establishing asset allocation is demographics of the plan, including attained age and future service. A broad market diversification model is used in considering all these factors, and the percentage allocation to each investment category may also vary depending upon market conditions. Re-balancing of the allocation of plan assets occurs semi-annually.

Defined Contribution Plans:

We have two separate and independent nonqualified supplemental retirement plans (“SRP”) for certain employees that are classified as defined contribution plans. These unfunded plans provide benefits in excess of the statutory limits of our noncontributory cash balance retirement plan. For active participants, annual additions to each participant’s account include an actuarially-determined service credit ranging from 3% to 5% and an interest credit of 4.5%. Vesting generally occurs between five and 10 years of service. We have elected to use the actuarial present value of the vested benefits to which the participant was entitled if the participant separated immediately from the SRP, as permitted by GAAP.

The SRP participants’ account balances prior to 2012 no longer receive service credits but continue to receive a 7.5% interest credit for active participants. All inactive participants receive a December 31, 90-day LIBOR rate plus .50% interest credit.

We have a Savings and Investment Plan pursuant to which eligible employees may elect to contribute from 1% of their salaries to the maximum amount established annually by the IRS. Employee contributions are matched by us at the rate of 50% for the first 6% of the employee’s salary. The employees vest in the employer contributions ratably over a five-year period.

Deferred Compensation Plan

We have a deferred compensation plan for eligible employees allowing them to defer portions of their current cash salary or share-based compensation. Deferred amounts are deposited in a grantor trust, which are included in Other, net Assets, and are reported as compensation expense in the year service is rendered. Cash deferrals are invested based on the employee’s investment selections from a mix of assets selected using a broad market diversification model. Deferred share-based compensation cannot be diversified, and distributions from this plan are made in the same form as the original deferral.

Fair Value Measurements

Certain financial instruments, estimates and transactions are required to be calculated, reported and/or recorded at fair value. The estimated fair values of such financial items, including debt instruments, impaired assets, acquisitions and investment securities, have been determined using a market-based measurement. This measurement is determined based on the assumptions that management believes market participants would use in pricing an asset or liability; including, market capitalization rates, discount rates, current operating results, local economics and other factors. As a basis for considering market participant assumptions in fair value measurements, GAAP establishes a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy).

Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that we have the ability to access. Level 2 inputs are inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs may include quoted prices for similar assets and liabilities in active markets, as well as inputs that are observable for the asset or liability (other than quoted prices), such as interest rates and yield curves that are observable at commonly quoted intervals. Level 3 inputs are unobservable inputs for the asset or liability, which is typically based on an entity’s own assumptions, as there is little, if any, related market activity. In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability. The fair value of such financial instruments, estimates and transactions was determined using available market information and appropriate valuation methodologies as prescribed by GAAP.

Internally developed and third party fair value measurements, including the unobservable inputs, are evaluated by management with sufficient experience for reasonableness based on current market knowledge, trends and transactional experience in the real estate and capital markets. Our valuation policies and procedures are determined by our Accounting Group, which reports to the Chief Financial Officer and the results of significant impairment transactions are discussed with the Audit Committee on a quarterly basis.

Fair value estimates are based on limited available market information for similar transactions, including our tax increment revenue bonds and debt, and there can be no assurance that the disclosed value of any financial instrument could be realized by immediate settlement of the instrument. The following provides information about the methods used to estimate the fair value of our financial instruments, including their estimated fair values:

Cash Equivalents and Restricted Cash

Cash equivalents and restricted cash are valued based on publicly-quoted market prices for identical assets.

Investments and Deferred Compensation Plan Obligations

Investments in mutual funds held in a grantor trust and mutual funds are valued based on publicly-quoted market prices for identical assets. The deferred compensation plan obligations corresponds to the value of our investments held in a grantor trust.

Tax Increment Revenue Bonds

The fair value estimates of our held to maturity tax increment revenue bonds, which were issued by the Agency in connection with our investment in a development project in Sheridan, Colorado, are based on assumptions that management believes market participants would use in pricing, using widely accepted valuation techniques including discounted cash flow analysis based on the expected future sales tax revenues of the project. This analysis reflects the contractual terms of the bonds, including the period to maturity, and uses observable market-based inputs, such as market discount rates and unobservable market-based inputs, such as future growth and inflation rates.

Debt

The fair value of our debt may be based on quoted market prices for publicly-traded debt, on a third-party established benchmark for inactively traded debt and on the discounted estimated future cash payments to be made for non-traded debt. For inactively traded debt, our third-party provider establishes a benchmark for all REIT securities based on the largest, most liquid and most frequent investment grade securities in the REIT bond market. This benchmark is then adjusted to consider how a market participant would be compensated for risk premiums such as, longevity of maturity dates, lack of liquidity and credit quality of the issuer. The discount rates used approximate current lending rates for loans or groups of loans with similar maturities and credit quality, assumes the debt is outstanding through maturity and considers the debt’s collateral (if applicable). We have utilized market information as available or present value techniques to estimate the amounts required to be disclosed.

Reportable Segments

Our primary focus is to lease space to tenants in shopping centers that we own, lease or manage. We evaluate the performance of the reportable segments based on net operating income, defined as total revenues less operating expenses and real estate taxes. Management does not consider the effect of gains or losses from the sale of property or interests in real estate joint ventures and partnerships in evaluating segment operating performance.

No individual property constitutes more than 10% of our revenues or assets, and we have no operations outside of the United States of America. Therefore, our properties have been aggregated into one reportable segment since such properties and the tenants thereof each share similar economic and operating characteristics.

Accumulated Other Comprehensive Loss

Changes in accumulated other comprehensive loss by component consists of the following (in thousands):

				Defined
				Benefit
				Pension
	Gain	Gain on		Plan-
	on	Cash Flow		Actuarial
	Investments	Hedges		Loss		Total
Balance, January 1, 2018	$(1,541)	$(7,424)		$15,135		$6,170
Cumulative effect adjustment of accounting standards	1,541	—		—		1,541
Change excluding amounts reclassified from accumulated other comprehensive loss	—	(1,379)		1,143		(236)
Amounts reclassified from accumulated other comprehensive loss	—	4,302	(1)	(1,228)	(2)	3,074
Net other comprehensive loss (income)	—	2,923		(85)		2,838
Balance, December 31, 2018	—	(4,501)		15,050		10,549
Change excluding amounts reclassified from accumulated other comprehensive loss	—	—		1,044		1,044
Amounts reclassified from accumulated other comprehensive loss	—	887	(1)	(1,197)	(2)	(310)
Net other comprehensive loss (income)	—	887		(153)		734
Balance, December 31, 2019	—	(3,614)		14,897		11,283
Change excluding amounts reclassified from accumulated other comprehensive loss	—	—		898		898
Amounts reclassified from accumulated other comprehensive loss	—	890	(1)	(1,021)	(2)	(131)
Net other comprehensive loss (income)	—	890		(123)		767
Balance, December 31, 2020	$—	$(2,724)		$14,774		$12,050
(1)	This reclassification component is included in interest expense.
(2)	This reclassification component is included in the computation of net periodic benefit cost (see Note 15 for additional information).

Additionally, as of December 31, 2020 and 2019, the net gain balance in accumulated other comprehensive loss relating to previously terminated cash flow interest rate swap contracts was $2.7 million and $3.6 million, respectively, which will be reclassified to net interest expense as interest payments are made on the originally hedged debt. Within the next 12 months, approximately $.9 million in accumulated other comprehensive loss is expected to be reclassified as a reduction to interest expense related to our interest rate contracts.

Note 2.     Newly Issued Accounting Pronouncements

Adopted

In June 2016, the FASB issued Accounting Standard Update ("ASU") No. 2016-13, "Measurement of Credit Losses on Financial Instruments." This ASU was further updated by ASU No. 2018-19, "Codification Improvements to Topic 326, Financial Instruments - Credit Losses," ASU No. 2019-04, "Codification Improvements to Topic 326, Financial Instruments - Credit Losses," ASU No. 2019-05, "Targeted Transition Relief," ASU No. 2019-11, "Codification Improvements to Topic 326, Financial Instruments - Credit Losses" and ASU No. 2020-02, “Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 119.” These ASUs amend prior guidance on the impairment of financial instruments, and adds an impairment model that is based on expected losses rather than incurred losses with the recognition of an allowance based on an estimate of expected credit losses. The provisions of ASU No. 2016-13, as amended in subsequently issued amendments, were effective for us as of January 1, 2020.

In identifying all of our financial instruments covered under this guidance, the majority of our instruments result from operating leasing transactions, which are not within the scope of the new standard and are to remain governed by the recently issued leasing guidance and other previously issued guidance. Upon adoption at January 1, 2020, we recognized, using the modified retrospective approach, a cumulative effect for credit losses, which has decreased each of retained earnings and other assets by $.7 million. In addition, we evaluated controls around the implementation of this ASU and have concluded there will be no significant impact on our control structure.

In August 2018, the FASB issued ASU No. 2018-13, "Changes to the Disclosure Requirements for Fair Value Measurement." This ASU amends and removes several disclosure requirements including the valuation processes for Level 3 fair value measurements. The ASU also modifies some disclosure requirements and requires additional disclosures for changes in unrealized gains and losses included in other comprehensive income for recurring Level 3 fair value measurements and requires the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements. The provisions of ASU No. 2018-13 were effective for us as of January 1, 2020 using a prospective transition method for amendments effecting changes in unrealized gains and losses, significant unobservable inputs used to develop Level 3 fair value measurements and narrative description on uncertainty of measurements. The remaining provisions of the ASU were not applicable to us. The adoption of this ASU did not have a material impact to our consolidated financial statements.

In August 2018, the FASB issued ASU No. 2018-14, "Changes to the Disclosure Requirements for Defined Benefit Plans." This ASU clarifies current disclosures and removes several disclosures requirements including accumulated other comprehensive income expected to be recognized over the next fiscal year and amount and timing of plan assets expected to be returned to the employer. The ASU also requires additional disclosures for the weighted-average interest crediting rates for cash balance plans and explanations for significant gains and losses related to changes in the benefit plan obligation. The provisions of ASU No. 2018-14 are effective for us as of December 31, 2020 using a retrospective basis for all periods presented. The adoption of this ASU did not have a material impact to our consolidated financial statements. See Note 15 for additional information.

In December 2019, the FASB issued ASU No. 2019-12, "Simplifying the Accounting for Income Taxes." This ASU clarifies/simplifies current disclosures and removes several disclosures requirements. Simplification includes franchise taxes based partially on income as an income-based tax; entities should reflect enacted tax law and rate changes in the interim period that includes the enactment date; and allowing entities to allocate consolidated tax amounts to individual legal entities under certain elections. The provisions of ASU No. 2019-12 are effective for us as of January 1, 2021; however, we early adopted the provisions as permitted at December 31, 2020. The adoption of this ASU did not have a material impact to our consolidated financial statements.

Not Yet Adopted

In March 2020, the FASB issued ASU No. 2020-04, “Reference Rate Reform (Topic 848)”, as amended by ASU No. 2021-01. This ASU contains practical expedients for reference rate reform related activities that impact debt, leases, derivatives and other contracts. The guidance in this ASU is optional and may be elected over time as reference rate reform activities occur. At January 1, 2020, we elected to apply the hedge accounting expedients related to probability and the assessments of effectiveness for future LIBOR-indexed cash flows to assume that the index upon which future hedged transactions will be based matches the index on the corresponding derivatives. Application of these expedients preserves the presentation of derivatives consistent with past presentation. The adoption of this portion of the ASU did not have a material impact to our consolidated financial statements. We continue to evaluate the impact of the guidance and may apply other elections as applicable as additional changes in the market occur.

In August 2020, the FASB issued ASU No. 2020-06, “Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity.” The guidance in this ASU simplifies the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts on an entity’s own equity. This simplification results by removing major separation models required under current GAAP. Additionally, it removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception and simplifies the diluted earnings per share calculation. The provisions of ASU No. 2020-06 are effective for us as of January 1, 2022 using either a modified retrospective method or a fully retrospective method, and early adoption is permitted beginning for us as of January 1, 2021. Although we are still assessing the impact of this ASU's adoption, we do not believe this ASU will have a material impact to our consolidated financial statements.

Note 3.     Property

Our property consists of the following (in thousands):

	December 31,
	2020	2019
Land	$948,622	$911,521
Land held for development	39,936	40,667
Land under development	19,830	53,076
Buildings and improvements	3,082,509	2,898,867
Construction in-progress	155,437	241,118
Total	$4,246,334	$4,145,249

During the year ended December 31, 2020, we sold seven centers and other property. Aggregate gross sales proceeds from these transactions approximated $194.2 million and generated gains of approximately $65.4 million, which includes the December 2020 transaction discussed below. In addition, for the year ended December 31, 2020, we acquired one center, our partner’s interest in a center and other property with an aggregate gross purchase price of approximately $166.6 million, including the December 2020 transaction discussed below, and we invested $79.4 million in new development projects. In December 2020, we acquired our partner’s 42.25% interest in a center in an unconsolidated joint venture and redeemed our 57.75% interest in the related unconsolidated joint venture while simultaneously disposing of a wholly owned center to our former partner. The transaction resulted in the consolidation of the property in our consolidated financial statements. See Note 16 for additional information.

Note 4.     Investment in Real Estate Joint Ventures and Partnerships

We own interests in real estate joint ventures or limited partnerships and had tenancy-in-common interests in which we exercise significant influence, but do not have financial and operating control. We account for these investments using the equity method, and our interests ranged for the periods presented from 20%to 90% in both 2020 and 2019. Combined condensed financial information of these ventures (at 100%) is summarized as follows (in thousands):

	December 31,
	2020	2019
Combined Condensed Balance Sheets

ASSETS
Property	$1,093,504	$1,378,328
Accumulated depreciation	(275,802)	(331,856)
Property, net	817,702	1,046,472
Other assets, net	81,285	108,366
Total Assets	$898,987	$1,154,838

LIABILITIES AND EQUITY
Debt, net (primarily mortgages payable)	$192,674	$264,782
Amounts payable to Weingarten Realty Investors and Affiliates	9,836	11,972
Other liabilities, net	15,340	25,498
Total Liabilities	217,850	302,252
Equity	681,137	852,586
Total Liabilities and Equity	$898,987	$1,154,838

	Year Ended December 31,
	2020	2019	2018
Combined Condensed Statements of Operations
Revenues, net	$124,409	$135,258	$133,975
Expenses:
Depreciation and amortization	35,971	32,126	32,005
Interest, net	9,175	9,664	11,905
Operating	24,775	25,046	24,112
Real estate taxes, net	16,733	18,070	18,839
General and administrative	601	551	696
Provision for income taxes	121	133	138
Total	87,376	85,590	87,695
Gain on dispositions	47,002	2,009	9,495
Net income	$84,035	$51,677	$55,775

Our investment in real estate joint ventures and partnerships, as reported in our Consolidated Balance Sheets, differs from our proportionate share of the entities’ underlying net assets due to basis differences, which arose upon the transfer of assets to the joint ventures. The net positive basis differences, which totaled $10.7 million and $9.0 million at December 31, 2020 and 2019, respectively, are generally amortized over the useful lives of the related assets.

We recorded joint venture fee income included in Other revenues for the year ended December 31, 2020, 2019 and 2018 of $5.3 million, $6.5 million and $6.1 million, respectively. Additionally, as a result of COVID-19, for the year ended December 31, 2020, our joint venture and partnerships have reduced revenues by $6.9 million due to lease related reserves and write-offs, which includes $3.1 million for straight-line rent receivables. Of these amounts for the year ended December 31, 2020, our share totaled $2.5 million, which includes $.9 million for straight-line rent receivables. For additional information, see Note 1.

During 2020, we sold two centers and our interest in two centers, ranging from 20% to 50%, at an aggregate gross value of approximately $148.3 million, of which our share of the gain, included in equity earnings in real estate joint ventures and partnerships, totaled $23.5 million. Also during 2020, we invested an additional $8.7 million in a 90% owned unconsolidated real estate joint venture for a mixed-use new development.

In December 2020, we acquired our partner’s 42.25% interest in a center at an unconsolidated real estate joint venture for approximately $115.2 million. The transaction resulted in the consolidation of the property in our consolidated financial statements. For additional information, see Note 16.

During 2019, a parcel of land was sold with gross sales proceeds of approximately $2.3 million, of which our share of the gain, included in equity earnings in real estate joint ventures and partnerships, totaled $1.1 million. In July 2019, a 51% owned unconsolidated real estate joint venture acquired a center with a gross purchase price of $52.6 million. Also during 2019, we invested $47.6 million in a 90% owned unconsolidated real estate joint venture for a mixed-use new development.

Note 5.     Identified Intangible Assets and Liabilities

Identified intangible assets and liabilities associated with our property acquisitions are as follows (in thousands):

	December 31,
	2020	2019
Identified Intangible Assets:
Above-market leases (included in Other Assets, net)	$23,877	$23,830
Above-market leases - Accumulated Amortization	(12,551)	(12,145)
In place leases (included in Unamortized Lease Costs, net)	235,082	196,207
In place leases - Accumulated Amortization	(102,772)	(92,918)
	$143,636	$114,974
Identified Intangible Liabilities:
Below-market leases (included in Other Liabilities, net)	$92,855	$95,240
Below-market leases - Accumulated Amortization	(34,647)	(32,326)
Above-market assumed mortgages (included in Debt, net)	7,694	3,446
Above-market assumed mortgages - Accumulated Amortization	(2,408)	(1,987)
	$63,494	$64,373

These identified intangible assets and liabilities are amortized over the applicable lease terms or the remaining lives of the assumed mortgages, as applicable.

The net amortization of above-market and below-market leases increased rental revenues by $7.8 million, $4.6 million and $12.8 million in 2020, 2019 and 2018, respectively. The significant year over year change in rental revenues from 2020 to 2019 is primarily due to the write-offs for multiple tenant fallouts of off-market lease intangibles in 2020, and the change from 2019 to 2018 is primarily due to a write-off of a below-market lease intangible from the termination of a tenant’s lease in 2018. The estimated net amortization of these intangible assets and liabilities will increase rental revenues for each of the next five years as follows (in thousands):

2021	$4,691
2022	4,357
2023	4,172
2024	4,032
2025	3,234

The amortization of the in place lease intangible assets recorded in depreciation and amortization, was $19.4 million, $14.9 million and $29.8 million in 2020, 2019 and 2018, respectively. The significant year over year change in depreciation and amortization from 2020 to 2019 is primarily due to net acquisitions throughout late 2019 and 2020, and the change from 2019 to 2018 is primarily due to the write-off of in-place lease intangibles from the termination of tenant leases in 2018. The estimated amortization of these intangible assets will increase depreciation and amortization for each of the next five years as follows (in thousands):

2021	$19,580
2022	17,103
2023	15,549
2024	13,491
2025	12,204

The net amortization of above-market assumed mortgages decreased net interest expense by $.4 million, $.3 million and $.7 million in 2020, 2019 and 2018, respectively. The estimated net amortization of these intangible liabilities will decrease net interest expense for each of the next five years as follows (in thousands):

2021	$789
2022	643
2023	638
2024	638
2025	638

The following table details the identified intangible assets and liabilities and the remaining weighted-average amortization period associated with our asset acquisitions in 2020 and 2019 as follows:

	December 31,
	2020	2019
Identified intangible assets and liabilities subject to amortization (in thousands):
Assets:
In place leases	$48,562	$30,253
Above-market leases	1,901	1,323
Liabilities:
Below-market leases	5,205	13,762
Above-market assumed mortgages	4,249	—

Identified intangible assets and liabilities remaining weighted-average amortization period (in years):
Assets:
In place leases	7.8	11.0
Above-market leases	7.1	7.2
Liabilities:
Below-market leases	7.8	13.5
Above-market assumed mortgages	8.3	—

Note 6.     Debt

Our debt consists of the following (in thousands):

	December 31,
	2020	2019
Debt payable, net to 2038 (1)	$1,723,073	$1,653,154
Unsecured notes payable under credit facilities	40,000	—
Debt service guaranty liability	53,650	57,380
Finance lease obligation	21,696	21,804
Total	$1,838,419	$1,732,338
(1)	At both December 31, 2020 and 2019, interest rates ranged from 3.3% to 7.0% at a weighted average rate of 3.9%.

The allocation of total debt between fixed and variable-rate as well as between secured and unsecured is summarized below (in thousands):

	December 31,
	2020	2019
As to interest rate (including the effects of interest rate contracts):
Fixed-rate debt	$1,798,419	$1,714,890
Variable-rate debt	40,000	17,448
Total	$1,838,419	$1,732,338
As to collateralization:
Unsecured debt	$1,488,909	$1,450,762
Secured debt	349,510	281,576
Total	$1,838,419	$1,732,338

We maintain a $500 million unsecured revolving credit facility, which was amended and extended on December 11, 2019. This facility expires in March 2024, provides for two consecutive six-month extensions upon our request, and borrowing rates that float at a margin over LIBOR plus a facility fee. At both December 31, 2020 and 2019, the borrowing margin and facility fee, which are priced off a grid that is tied to our senior unsecured credit ratings, were 82.5 and 15 basis points, respectively. The facility also contains a competitive bid feature that allows us to request bids for up to $250 million. Additionally, an accordion feature allows us to increase the facility amount up to $850 million.

Additionally, we have a $10 million unsecured short-term facility, which was amended and extended on January 3, 2020, that we maintain for cash management purposes, which matures in March 2021. At both December 31, 2020 and 2019, the facility provided for fixed interest rate loans at a 30-day LIBOR rate plus a borrowing margin, facility fee and an unused facility fee of 125, 10, and 5 basis points, respectively.

The following table discloses certain information regarding our unsecured notes payable under our credit facilities (in thousands, except percentages):

	December 31,
	2020	2019
Unsecured revolving credit facility:
Balance outstanding	$40,000	$—
Available balance	458,068	497,946
Letters of credit outstanding under facility	1,932	2,054
Variable interest rate (excluding facility fee)	0.94%	—%
Unsecured short-term facility:
Balance outstanding	$—	$—
Variable interest rate (excluding facility fee)	—%	—%
Both facilities:
Maximum balance outstanding during the period (1)	$497,000	$5,000
Weighted average balance	74,311	123
Year-to-date weighted average interest rate (excluding facility fee)	1.0%	3.3%
(1)	At March 31, 2020, we drew down the available balance of our unsecured revolving credit facility to increase liquidity and preserve financial flexibility in light of the uncertainty regarding the COVID-19 pandemic on the markets at that time, which we subsequently repaid due to the stability of the financial markets.

Related to a development project in Sheridan, Colorado, we have provided a guaranty for the payment of any debt service shortfalls until a coverage rate of 1.4x is met on tax increment revenue bonds issued in connection with the project. The bonds are to be repaid with incremental sales and property taxes and a PIF to be assessed on current and future retail sales and, to the extent necessary, any amounts we may have to provide under a guaranty. The incremental taxes and PIF are to remain intact until the earlier of the date the bond liability has been paid in full or 2040. Therefore, a debt service guaranty liability equal to the fair value of the amounts funded under the bonds was recorded. As of December 31, 2020 and December 31, 2019, we had $53.7 million and $57.4 million outstanding for the debt service guaranty liability, respectively.

During the year ended December 31, 2019, we repaid a $50 million secured fixed-rate mortgage with a 7.0% interest rate from cash from our disposition proceeds.

Various leases and properties, and current and future rentals from those leases and properties, collateralize certain debt. At December 31, 2020 and 2019, the carrying value of such assets aggregated $.6 billion and $.5 billion, respectively. Additionally at December 31, 2020 and 2019, investments of $6.0 million and $5.3 million, respectively, included in Restricted Deposits and Escrows are held as collateral for letters of credit totaling $6.0 million and $5.0 million, respectively.

Scheduled principal payments on our debt (excluding $40.0 million unsecured notes payable under our credit facilities, $21.7 million of a finance lease obligation, $(3.1) million net premium/(discount) on debt, $(4.5) million of deferred debt costs, $5.3 million of non-cash debt-related items, and $53.7 million debt service guaranty liability) are due during the following years (in thousands):

2021	$18,795
2022	308,298
2023	348,207
2024	252,561
2025	294,232
2026	277,733
2027	53,604
2028	92,159
2029	70,304
2030	950
Thereafter	8,569
Total	$1,725,412

Our various debt agreements contain restrictive covenants, including minimum interest and fixed charge coverage ratios, minimum unencumbered interest coverage ratios, minimum net worth requirements and maximum total debt levels. We are not aware of any non-compliance with our public debt and revolving credit facility covenants as of December 31, 2020.

Note 7.     Lease Obligations

Certain of our shopping centers are subject to operating ground leases that cover either partially or the entire center. These ground leases expire at various dates through 2069 with renewal options ranging from five years to 20 years and in some cases, include options to purchase the underlying asset by either the lessor or lessee. Generally, our ground lease variable payments for real estate taxes, insurance and utilities are paid directly by us and are not a component of rental expense. Most of our leases have increasing minimum rental rates during the terms of the leases through escalation provisions and also may include an amount based on a percentage of operating revenues or sublease tenant revenue. Space in our shopping centers is leased to tenants pursuant to agreements that generally provide for terms of 10 years or less and may include multiple options to extend the lease term in increments up to five years, for annual rentals subject to upward adjustments based on operating expense levels, sales volume, or contractual increases as defined in the lease agreements. As of December 31, 2020 and 2019, we were the lessee under ground lease agreements associated with 10 and 12 centers, respectively. Additionally, we were the lessee under administrative lease agreements with four offices as of both December 31, 2020 and 2019. Our right-of-use assets associated with our operating leases totaled $42.8 million and $43.8 million at December 31, 2020 and 2019, respectively.

Also, we have two properties under a finance lease that consists of variable lease payments with a purchase option. The right-of-use asset associated with this finance lease at December 31, 2020 and 2019 was $8.7 million and $8.9 million, respectively. Amortization of property under the finance lease is included in depreciation and amortization expense.

A schedule of lease costs including weighted average lease terms and weighted-average discount rates is as follows (in thousands, except as noted):

	Year Ended December 31,
	2020	2019
Lease cost:
Operating lease cost:
Included in Operating expense	$2,977	$3,044
Included in General and administrative expense	370	302
Finance cost:
Amortization of right-of-use asset (included in Depreciation and Amortization)	182	174
Interest on lease liability (included in Interest expense, net)	1,635	1,642
Short-term lease cost	—	44
Variable lease cost	244	309
Sublease income (included in Rentals, net)	(26,539)	(27,400)
Total lease cost	$(21,131)	$(21,885)

	December 31,
	2020	2019
Weighted-average remaining lease term (in years):
Operating leases	40.7	41.5
Finance lease	3.0	4.0

Weighted-average discount rate (percentage):
Operating leases	4.9%	4.9%
Finance lease	7.5%	7.5%

A reconciliation of our lease liabilities on an undiscounted cash flow basis, which primarily represents shopping center ground leases, for the subsequent five years and thereafter, as calculated as of December 31, 2020, is as follows (in thousands):

	Operating	Finance
Lease payments:
2021	$2,717	$1,751
2022	2,698	1,759
2023	2,582	23,037
2024	2,222	—
2025	2,082	—
Thereafter	95,105	—
Total	$107,406	$26,547

Lease liabilities (1)	42,888	21,696
Undiscounted excess amount	$64,518	$4,851
(1)	Operating lease liabilities are included in Other Liabilities, and finance lease liabilities are included in Debt, net in our Consolidated Balance Sheet.

Rental expense for operating leases as defined under ASC No. 840 was $3.1 million in 2018 and was recognized in Operating expense. Minimum revenues under subleases, applicable to the ground lease rentals, under the terms of all non-cancelable tenant leases was $22.8 million in 2018.

Future undiscounted, sublease payments applicable to the ground lease rentals, under the terms of all non-cancelable tenant leases, excluding estimated variable payments for the subsequent five years and thereafter ending December 31, as calculated as of December 31, 2020, were as follows (in thousands):

Sublease payments:
Finance lease(1)	$10,286
Operating leases:
2021	$23,110
2022	21,351
2023	19,813
2024	15,668
2025	11,273
Thereafter	36,826
Total	$128,041
(1)	The sublease payments related to our finance lease represents cumulative payments through the lease term ending in 2023.

Note 8.     Common Shares of Beneficial Interest

We have a $200 million share repurchase plan where we may repurchase common shares from time-to-time in open-market or in privately negotiated purchases. The timing and amount of any shares repurchased will be determined by management based on its evaluation of market conditions and other factors. The repurchase plan may be suspended or discontinued at any time, and we have no obligations to repurchase any amount of our common shares under the plan.

During the year ended December 31, 2020, 1.7 million common shares were repurchased at an average price of $19.09 per share, and no common shares were repurchased during the year ended December 31, 2019. At December 31, 2020 and as of the date of this filing, $149.4 million of common shares remained available to be repurchased under this plan.

Common dividends declared per share were $1.30, $1.58 and $2.98 for the year ended December 31, 2020, 2019 and 2018, respectively. In 2020, the regular dividend rate per share for our common shares was $.395 for the first quarter and $.18 for each subsequent quarter. The regular dividend rate per share for our common shares for each quarter of 2019 and 2018 was $.395. During 2020 and 2018, we paid a special dividend for our common shares in an amount per share of $.36 and $1.40, respectively, which was due to the significant gains on dispositions of property. No special dividend was paid in 2019. Subsequent to December 31, 2020, a first quarter dividend of $.30 per common share was approved by our Board of Trust Managers.

Note 9.     Leasing Operations

As a commercial real estate lessor, generally our leases are for terms of 10 years or less and may include multiple options, upon tenant election, to extend the lease term in increments up to five years. Our leases typically do not include an option to purchase. Tenant terminations prior to the lease end date occasionally results in a one-time termination fee based on the remaining unpaid lease payments including variable payments and could be material to the tenant. Many of our leases have increasing minimum rental rates during the terms of the leases through escalation provisions. In addition, the majority of our leases provide for variable rental revenues, such as, reimbursements of real estate taxes, maintenance and insurance and may include an amount based on a percentage of the tenants’ sales. In addition, rent abatements related to the COVID-19 pandemic of $3.2 million were recorded as a reduction to variable lease payments for the year ended December 31, 2020 (see Note 1 for additional information).

Future undiscounted, lease payments for tenant leases, excluding estimated variable payments, at December 31, 2020 is as follows (in thousands):

2021	329,001
2022	283,036
2023	239,768
2024	192,197
2025	146,270
Thereafter	448,593
Total payments due	$1,638,865

Variable lease payments recognized in Rentals, net are as follows (in thousands):

	Year Ended December 31,
	2020	2019
Variable lease payments	$100,093	$109,685

Contingent rentals recognized in Rentals, net are as follows (in thousands):

Year Ended December 31,
2018
Contingent rentals	$118,703

Note 10.     Impairment

The following impairment charges were recorded on the following assets based on the difference between the carrying amount of the assets and the estimated fair value (see Note 19 for additional fair value information) (in thousands):

	Year Ended December 31,
	2020	2019	2018
Operating expenses:
Properties held for sale, under contract for sale or sold (1)	$24,109	$—	$9,969
Land held for development and undeveloped land (1)	44	74	151
Total impairment charges	24,153	74	10,120
Other financial statement captions impacted by impairment:
Equity in earnings of real estate joint ventures and partnerships, net (1)	—	3,070	—
Net income attributable to noncontrolling interests	—	(17)	(17)
Net impact of impairment charges	$24,153	$3,127	$10,103
(1)	Amounts reported were based on changes in management’s plans or intent for the properties or investments in real estate joint ventures and partnerships, third party offers, recent comparable market transactions and/or a change in market conditions.

Note 11.     Income Tax Considerations

We qualify as a REIT under the provisions of the Internal Revenue Code, and therefore, no tax is imposed on our taxable income distributed to shareholders. To maintain our REIT status, we must distribute at least 90% of our ordinary taxable income to our shareholders and meet certain income source and investment restriction requirements. Our shareholders must report their share of income distributed in the form of dividends.

Taxable income differs from net income for financial reporting purposes primarily because of differences in the timing of recognition of depreciation, rental revenue, repair expense, compensation expense, impairment losses and gain from sales of property. As a result of these differences, the book value of our net real estate assets is in excess of tax basis by $183.1 million and $286.2 million at December 31, 2020 and 2019, respectively.

The following table reconciles net income adjusted for noncontrolling interests to REIT taxable income (in thousands):

	Year Ended December 31,
	2020	2019	2018
Net income adjusted for noncontrolling interests	$112,149	$315,435	$327,601
Net loss (income) of taxable REIT subsidiary included above	206	(32,225)	(13,496)
Net income from REIT operations	112,355	283,210	314,105
Book depreciation and amortization	147,660	132,957	158,607
Tax depreciation and amortization	(82,414)	(75,824)	(89,700)
Book/tax difference on gains/losses from capital transactions	(54,476)	(89,217)	19,807
Deferred/prepaid/above and below-market rents, net	(13,977)	(9,332)	(15,589)
Impairment loss from REIT operations	23,367	3,118	10,008
Book/tax on bad debt expense	35,075	217	(749)
Other book/tax differences, net	(5,390)	(21,575)	(12,969)
REIT taxable income	162,200	223,554	383,520
Dividends paid deduction (1)	(162,200)	(223,554)	(383,520)
Dividends paid in excess of taxable income	$—	$—	$—
(1)	For 2020, 2019 and 2018, the dividends paid deduction includes designated dividends of $114.8 million, $121.2 million and $105.7 million from 2021, 2020 and 2019, respectively.

For federal income tax purposes, the cash dividends distributed to common shareholders are characterized as follows:

	Year Ended December 31,
	2020	2019	2018
Ordinary income	79.9%	65.4%	42.2%
Capital gain distributions	20.1%	34.6%	57.8%
Total	100.0%	100.0%	100.0%

Our deferred tax assets and liabilities, including a valuation allowance, consisted of the following (in thousands):

	December 31,
	2020	2019
Deferred tax assets:
Impairment loss (1)	$4,638	$4,692
Net operating loss carryforwards (2)	3,216	3,206
Book-tax basis differential	1,116	1,101
Other	255	177
Total deferred tax assets	9,225	9,176
Valuation allowance (3)	(5,551)	(5,749)
Total deferred tax assets, net of allowance	$3,674	$3,427
Deferred tax liabilities:
Book-tax basis differential (1)	$1,547	$1,547
Other	118	155
Total deferred tax liabilities	$1,665	$1,702
(1)	Impairment losses and book-tax basis differential liabilities will not be recognized until the related properties are sold. Realization of impairment losses is dependent upon generating sufficient taxable income in the year the property is sold.
(2)	We have net operating loss carryforwards of $15.3 million that is an indefinite carryforward.
(3)	Management believes it is more likely than not that a portion of the deferred tax assets, which primarily consists of impairment losses and net operating losses, will not be realized and established a valuation allowance. However, the amount of the deferred tax asset considered realizable could be reduced if estimates of future taxable income are reduced.

We are subject to federal, state and local income taxes and have recorded an income tax provision (benefit) as follows (in thousands):

	Year Ended December 31,
	2020	2019	2018
Net (loss) income before taxes of taxable REIT subsidiary	$(578)	$32,602	$13,480
Federal (benefit) provision (1)	$(121)	$6,846	$2,831
Valuation allowance decrease	(198)	(7,038)	(2,800)
Other	(54)	569	(46)
Federal income tax (benefit) provision of taxable REIT subsidiary (2)	(373)	377	(15)
State and local taxes, primarily Texas franchise taxes	824	663	1,393
Total	$451	$1,040	$1,378
(1)	At statutory rate of 21% for the year ended December 31, 2020, 2019 and 2018.
(2)	All periods from December 31, 2017 through December 31, 2020 are open for examination by the IRS.

In addition, a current tax obligation of $.9 million and $.7 million has been recorded at December 31, 2020 and 2019, respectively, in association with these taxes.

Note 12.     Supplemental Cash Flow Information

Cash, cash equivalents and restricted cash equivalents consists of the following (in thousands):

	December 31,
	2020	2019	2018
Cash and cash equivalents	$35,418	$41,481	$65,865
Restricted deposits and escrows (see Note 1)	12,338	13,810	10,272
Total	$47,756	$55,291	$76,137

Supplemental disclosure of non-cash transactions is summarized as follows (in thousands):

	Year Ended December 31,
	2020	2019	2018
Accrued property construction costs	$7,158	$8,014	$11,135
Reduction of debt service guaranty liability	(3,730)	(3,520)	(3,245)
Right-of-use assets exchanged for operating lease liabilities	468	43,729	—
Increase in debt, net associated with the acquisition of real estate and land	87,339	—	—
Increase in other assets, net associated with the disposition of real estate and land	19,930	—	—
Increase in property associated with related party transaction (see Note 16)	130,663	—	—
Decrease in investment in real estate joint ventures and partnerships, net associated with related party transaction (see Note 16)	(28,823)	—	—

Note 13.     Earnings Per Share

Earnings per common share – basic is computed using net income attributable to common shareholders and the weighted average number of shares outstanding – basic. Earnings per common share – diluted includes the effect of potentially dilutive securities. Earnings per common share – basic and diluted components for the periods indicated are as follows (in thousands):

	Year Ended December 31,
	2020	2019	2018
Numerator:
Net income	$118,959	$322,575	$345,343
Net income attributable to noncontrolling interests	(6,810)	(7,140)	(17,742)
Net income attributable to common shareholders – basic	112,149	315,435	327,601
Income attributable to operating partnership units	—	2,112	—
Net income attributable to common shareholders – diluted	$112,149	$317,547	$327,601
Denominator:
Weighted average shares outstanding – basic	127,291	127,842	127,651
Effect of dilutive securities:
Share options and awards	878	842	790
Operating partnership units	—	1,432	—
Weighted average shares outstanding – diluted	128,169	130,116	128,441

Anti-dilutive securities of our common shares, which are excluded from the calculation of earnings per common share – diluted, are as follows (in thousands):

	Year Ended December 31,
	2020	2019	2018
Operating partnership units	1,432	—	1,432

Note 14.     Share Options and Awards

Under our Amended and Restated 2010 Long-Term Incentive Plan (as amended), 4.0 million common shares are reserved for issuance, and options and share awards of .7 million are available for future grant at December 31, 2020. This plan expires in April 2028.

Compensation expense, net of forfeitures, associated with share options and restricted shares totaled $9.2 million in 2020, $8.3 million in 2019 and $7.3 million in 2018, of which $1.0 million in 2020, $.8 million in 2019 and $1.1 million in 2018 was capitalized.

Options

The fair value of share options issued prior to 2012 was estimated on the date of grant using the Black-Scholes option pricing method based on the expected weighted average assumptions.

Following is a summary of the option activity for the three years ended December 31, 2020:

		Weighted
	Shares	Average
	Under	Exercise
	Option	Price
Outstanding, January 1, 2018	828,354	$23.58
Forfeited or expired	(196,159)	32.22
Exercised	(352,318)	19.78
Outstanding, December 31, 2018	279,877	22.30
Forfeited or expired	(1,136)	11.85
Exercised	(71,325)	17.98
Outstanding, December 31, 2019	207,416	23.84
Forfeited or expired	(23,222)	22.68
Exercised	(141,178)	23.72
Outstanding, December 31, 2020	43,016	$24.87

The total intrinsic value of options exercised was $1.0 million in 2020, $.9 million in 2019 and $3.6 million in 2018. All share options were vested, and there was no unrecognized compensation cost related to share options.

The following table summarizes information about share options outstanding and exercisable at December 31, 2020:

	Outstanding					Exercisable
		Weighted					Weighted
		Average		Weighted	Aggregate		Average		Weighted	Aggregate
		Remaining		Average	Intrinsic		Remaining		Average	Intrinsic
Exercise		Contractual		Exercise	Value		Contractual		Exercise	Value
Price	Number	Life		Price	(000’s)	Number	Life		Price	(000’s)
$ 24.87	43,016	0.2	years	$24.87	—	43,016	0.2	years	$24.87	—

Share Awards

The fair value of the market-based share awards was estimated on the date of grant using a Monte Carlo valuation model based on the following assumptions:

	Year Ended
	December 31, 2020
	Minimum	Maximum
Dividend yield	0.0%	5.2%
Expected volatility (1)	19.0%	20.0%
Expected life (in years)	N/A	3
Risk-free interest rate	0.0%	1.6%
(1)	Includes the volatility of the FTSE NAREIT U.S. Shopping Center Index and Weingarten Realty Investors.

A summary of the status of unvested share awards for the year ended December 31, 2020 is as follows:

		Weighted
		Average
	Unvested	Grant
	Share	Date Fair
	Awards	Value
Outstanding, January 1, 2020	801,346	$29.56
Granted:
Service-based awards	146,750	30.08
Market-based awards relative to FTSE NAREIT U.S. Shopping Center Index	66,953	31.18
Market-based awards relative to three-year absolute TSR	66,952	21.29
Trust manager awards	42,666	17.04
Vested	(265,672)	31.21
Forfeited	(2,700)	29.10
Outstanding, December 31, 2020	856,295	$28.00

As of December 31, 2020 and 2019, there was approximately $1.8 million and $2.1 million, respectively, of total unrecognized compensation cost related to unvested share awards, which is expected to be amortized over a weighted average of 1.6 years and 1.8 years at December 31, 2020 and 2019, respectively.

Note 15.     Employee Benefit Plans

Defined Benefit Plan:

The following tables summarize changes in the benefit obligation, the plan assets and the funded status of our pension plan as well as the components of net periodic benefit costs, including key assumptions (in thousands). The measurement dates for plan assets and obligations were December 31, 2020 and 2019.

	December 31,
	2020	2019
Change in Projected Benefit Obligation:
Benefit obligation at beginning of year	$64,253	$55,759
Service cost	1,317	1,090
Interest cost	1,945	2,257
Actuarial loss	7,253	7,889
Benefit payments	(2,600)	(2,742)
Benefit obligation at end of year	$72,168	$64,253
Change in Plan Assets:
Fair value of plan assets at beginning of year	$59,416	$50,802
Actual return on plan assets	10,469	10,356
Employer contributions	1,000	1,000
Benefit payments	(2,600)	(2,742)
Fair value of plan assets at end of year	$68,285	$59,416
Unfunded status at end of year (included in accounts payable and accrued expenses in 2020 and 2019)	$(3,883)	$(4,837)
Accumulated benefit obligation	$72,053	$64,159
Net loss recognized in accumulated other comprehensive loss	$14,774	$14,897

The following is the required information for other changes in plan assets and benefit obligation recognized in other comprehensive income (in thousands):

	Year Ended December 31,
	2020	2019	2018
Net loss	$898	$1,044	$1,143
Amortization of net loss	(1,021)	(1,197)	(1,228)
Total recognized in other comprehensive income	$(123)	$(153)	$(85)
Total recognized in net periodic benefit cost and other comprehensive income	$46	$880	$767

The following is the required information with an accumulated benefit obligation in excess of plan assets (in thousands):

	December 31,
	2020	2019
Projected benefit obligation	$72,168	$64,253
Accumulated benefit obligation	72,053	64,159
Fair value of plan assets	68,285	59,416

The components of net periodic benefit cost are as follows (in thousands):

	Year Ended December 31,
	2020	2019	2018
Service cost	$1,317	$1,090	$1,295
Interest cost	1,945	2,257	2,056
Expected return on plan assets	(4,114)	(3,511)	(3,727)
Amortization of net loss	1,021	1,197	1,228
Total	$169	$1,033	$852

The components of net periodic benefit cost other than the service cost component are included in Interest and Other Income, net in the Consolidated Statements of Operations.

The weighted-average assumptions used to determine net periodic benefit cost are shown below:

	Year Ended December 31,
	2020	2019	2018
Discount rate	3.09%	4.12%	3.50%
Salary scale increases	3.50%	3.50%	3.50%
Long-term rate of return on assets	7.00%	7.00%	7.00%
Interest credit rate for cash balance plan	4.50%	4.50%	4.50%

The selection of the discount rate is made annually after comparison to yields based on high quality fixed-income investments. The salary scale is the composite rate which reflects anticipated inflation, merit increases, and promotions for the group of covered participants. The long-term rate of return is a composite rate for the trust. It is derived as the sum of the percentages invested in each principal asset class included in the portfolio multiplied by their respective expected rates of return. We considered the historical returns and the future expectations for returns for each asset class, as well as the target asset allocation of the pension portfolio. This analysis resulted in the selection of 7.00% as the long-term rate of return assumption for 2020.

The weighted-average assumptions used to determine the benefit obligation are shown below:

	Year Ended December 31,
	2020	2019	2018
Discount rate	2.32%	3.09%	4.12%
Salary scale increases	3.50%	3.50%	3.50%
Interest credit rate for cash balance plan	4.50%	4.50%	4.50%

The expected contribution to be paid for the Retirement Plan by us during 2021 is approximately $1.0 million. The expected benefit payments for the next 10 years for the Retirement Plan is as follows (in thousands):

2021	$2,601
2022	2,769
2023	2,939
2024	3,061
2025	3,132
2026-2030	16,366

The participant data used in determining the liabilities and costs for the Retirement Plan was collected as of January 1, 2020, and no significant changes have occurred through December 31, 2020.

At December 31, 2020, our investment asset allocation compared to our benchmarking allocation model for our plan assets was as follows:

	Portfolio	Benchmark
Cash and Short-Term Investments	5%	6%
U.S. Stocks	52%	57%
International Stocks	15%	10%
U.S. Bonds	23%	23%
International Bonds	4%	3%
Other	1%	1%
Total	100%	100%

The fair value of plan assets was determined based on publicly quoted market prices for identical assets, which are all classified as Level 1 observable inputs and were as follows (in thousands):

	December 31,
	2020	2019
Cash and Short-Term Investments	$12,334	$10,624
Large Company Funds	24,790	20,410
Mid Company Funds	3,595	4,107
Small Company Funds	3,538	4,071
International Funds	7,502	6,313
Fixed Income Funds	10,138	9,106
Growth Funds	6,388	4,785
Total	$68,285	$59,416

The allocation of the fair value of plan assets was as follows:

	December 31,
	2020	2019
Cash and Short-Term Investments	18%	18%
Large Company Funds	36%	34%
Mid Company Funds	5%	7%
Small Company Funds	5%	7%
International Funds	11%	11%
Fixed Income Funds	15%	15%
Growth Funds	10%	8%
Total	100%	100%

Concentrations of risk within our equity portfolio are investments classified within the following sectors: technology, consumer cyclical goods, financial services, healthcare and communication services, which represents approximately 23%, 16%, 15%, 14% and 11% of total equity investments, respectively.

Defined Contribution Plans:

Compensation expense related to our defined contribution plans was $3.6 million in 2020, $3.9 million in 2019 and $3.8 million in 2018.

Note 16.    Related Parties

Effective December 11, 2020, we acquired our partner’s 42.25% interest in the Village Plaza at Bunker Hill center and redeemed our 57.75% interest in the related unconsolidated joint venture while simultaneously disposing of our wholly-owned Overton Park Plaza center to our former partner. Management has determined that this transaction did not qualify as a business combination but an exchange of nonfinancial assets to be accounted for under ASC Subtopic 610-20: Gains and Losses from the Derecognition of Nonfinancial Assets. Accordingly, the assets and liabilities of this transaction were recorded in our Consolidated Balance Sheet using the cost accumulation model, which includes the fair value of the assets acquired plus transaction costs and the carrying value of our previously held joint venture interest as of the effective date. The result of this transaction is included in our Consolidated Statements of Operations beginning December 11, 2020 and is summarized as follows (in thousands):

As of
December 11, 2020
Amounts recognized for assets and liabilities for Village Plaza at Bunker Hill
Assets
Property	$140,596
Unamortized lease costs	41,328
Other, net	1,741
Liabilities
Debt, net	(73,088)
Other, net	(4,690)
Total net assets	$105,887

Gain on Transaction (1)	$32,453

__________________________

(1)	Amount is included in Gain on Sale Property in our Consolidated Statement of Operations.

The following table details the weighted average amortization and net accretion periods of intangible assets and liabilities arising from this acquisition (in years):

As of
December 11, 2020
Assets
In place leases	7.6
Above-market leases	7.2
Liabilities
Below-market leases	8.0
Above-market assumed mortgage	8.6

Note 17.     Commitments and Contingencies

Commitments and Contingencies

As of December 31, 2020 and 2019, we participated in two real estate ventures structured as DownREIT partnerships. We have operating and financial control over these ventures and consolidate them in our consolidated financial statements. These ventures allow the outside limited partners to put their interest in the partnership to us, and we have the option to redeem the interest in cash or a fixed number of our common shares, at our discretion. We also participate in a real estate venture that has a property in Texas that allows its outside partner to put operating partnership units to us. We have the option to redeem these units in cash or a fixed number of our common shares, at our discretion. The aggregate redemption value of these interests was approximately $31 million and $45 million as of December 31, 2020 and 2019, respectively.

As of December 31, 2020, we have entered into commitments aggregating $51.2 million comprised principally of construction contracts which are generally due in 12 to 36 months.

We issue letters of intent signifying a willingness to negotiate for acquisitions, dispositions or joint ventures, as well as other types of potential transactions, during the ordinary course of our business. Such letters of intent and other arrangements are non-binding to all parties unless and until a definitive contract is entered into by the parties. Even if definitive contracts relating to the acquisition or disposition of property are entered into, these contracts generally provide the purchaser a time period to evaluate the property and conduct due diligence. The purchaser, during this time, will have the ability to terminate a contract without penalty or forfeiture of any deposit or earnest money. No assurance can be provided that any definitive contracts will be entered into with respect to any matter covered by letters of intent, or that we will consummate any transaction contemplated by a definitive contract. Additionally, due diligence periods for property transactions are frequently extended as needed. An acquisition or disposition of property becomes probable at the time the due diligence period expires and the definitive contract has not been terminated. Our risk is then generally extended only to any earnest money deposits associated with property acquisition contracts, and our obligation to sell under a property sales contract.

We are subject to numerous federal, state and local environmental laws, ordinances and regulations in the areas where we own or operate properties. We are not aware of any contamination which may have been caused by us or any of our tenants that would have a material effect on our consolidated financial statements.

As part of our risk management activities, we have applied and been accepted into state sponsored environmental programs which will limit our expenses if contaminants need to be remediated. We also have an environmental insurance policy that covers us against third party liabilities and remediation costs.

While we believe that we do not have any material exposure to environmental remediation costs, changes in the law or new discoveries of contamination will not result in additional liabilities to us.

Litigation

We are involved in various matters of litigation arising in the normal course of business. While we are unable to predict the amounts involved, our management and counsel are of the opinion that, when such litigation is resolved, any additional liability, if any, will not have a material effect on our consolidated financial statements.

Note 18.     Variable Interest Entities

Consolidated VIEs:

At both December 31, 2020 and 2019, eight of our real estate joint ventures, whose activities primarily consisted of owning and operating 21 neighborhood/community shopping centers, were determined to be VIEs. Based on a financing agreement by one of our real estate joint ventures that has a bottom dollar guaranty, which is disproportionate to our ownership, we have determined that we are the primary beneficiary and have consolidated this joint venture. For the remaining real estate joint ventures, we concluded we are the primary beneficiary based primarily on our significant power to direct the entities’ activities without any substantive kick-out or participating rights.

A summary of our consolidated VIEs is as follows (in thousands):

	December 31,
	2020	2019
Assets Held by VIEs (1)	$225,719	$228,954
Assets Held as Collateral for Debt (2)	41,798	39,782
Maximum Risk of Loss (2)	29,784	29,784
(1)	The decrease between periods primarily represents net depreciation of property.
(2)	Represents the amount of debt and related assets held as collateral associated with the bottom dollar guaranty at one real estate joint venture.

Restrictions on the use of these assets can be significant because they may serve as collateral for debt. Further, we are generally required to obtain our partner’s approval in accordance with the joint venture agreement for any major transactions. Transactions with these joint ventures in our consolidated financial statements have primarily been positive as demonstrated by the generation of net income and operating cash flows, as well as the receipt of cash distributions. We and our partners are subject to the provisions of the joint venture agreements which include provisions for when additional contributions may be required to fund operating cash shortfalls, development expenditures, unplanned capital expenditures and repayment of debts. For the year ended December 31, 2020, $2.7 million in additional contributions were made to pay off an outstanding debt.

Unconsolidated VIEs:

At both December 31, 2020 and 2019, two unconsolidated real estate joint ventures were determined to be VIEs. We have determined that one entity was a VIE through the issuance of a secured loan, since the lender had the ability to make decisions that could have a significant impact on the success of the entity. Based on the associated agreements for the future development of a mixed-use project, we concluded that the other entity was a VIE, but we are not the primary beneficiary as the substantive participating rights associated with the entity are shared, and we do not have the power to direct the significant activities of the entity. Our analysis considered that all major decisions require unanimous member consent and those decisions include significant activities such as development, financing, leasing and operations of the entity.

A summary of our unconsolidated VIEs is as follows (in thousands):

	December 31,
	2020	2019
Investment in Real Estate Joint Ventures and Partnerships, net (1)	$133,468	$128,361
Other Liabilities, net (2)	7,624	7,735
Maximum Risk of Loss (3)	34,000	34,000
(1)	The carrying amount of the investment represents our contributions to a real estate joint venture, net of any distributions made and our portion of the equity in earnings of the real estate joint venture. The increase between the periods represents new development funding of a mixed-use project.
(2)	Includes the carrying amount of an investment where distributions have exceeded our contributions and our portion of the equity in earnings for a real estate joint venture.
(3)	The maximum risk of loss has been determined to be limited to our debt exposure for the real estate joint ventures. Additionally, our investment, including contributions and distributions, associated with a mixed-use project is disclosed in (1) above.

We and our partners are subject to the provisions of the joint venture agreements that specify conditions, including operating shortfalls, development expenditures and unplanned capital expenditures, under which additional contributions may be required. With respect to our future development of a mixed-use project, we anticipate funding of approximately $.4 million through 2021.

Note 19.     Fair Value Measurements

Currently, the COVID-19 pandemic has created uncertainties surrounding the global economy and financial markets. As a result, the full magnitude of the pandemic and the ultimate effect upon the future of our fair value measurements are uncertain at this time. Any changes in fair value for financial instruments marked to fair value will have a direct impact to our financial statements, except for net changes in our investments held in grantor trust and its related obligations. Additionally, changes in fair values for financial instruments not marked to fair value will not have an impact to our financial statements unless plans change to sell or settle the instrument prior to its maturity.

Recurring Fair Value Measurements:

Assets and liabilities measured at fair value on a recurring basis as of December 31, 2020 and 2019, aggregated by the level in the fair value hierarchy in which those measurements fall, are as follows (in thousands):

	Quoted Prices
	in Active
	Markets for	Significant
	Identical	Other	Significant
	Assets	Observable	Unobservable	Fair Value at
	and Liabilities	Inputs	Inputs	December 31,
	(Level 1)	(Level 2)	(Level 3)	2020
Assets:
Cash equivalents, primarily money market funds (1)	$155			$155
Restricted cash, primarily money market funds (1)	10,144			10,144
Investments, mutual funds held in a grantor trust (1)	43,412			43,412
Total	$53,711	$—	$—	$53,711
Liabilities:
Deferred compensation plan obligations	$43,412			$43,412
Total	$43,412	$—	$—	$43,412
(1)	For the year ended December 31, 2020, a net gain of $5.1 million was included in Interest and Other Income, net, of which $3.7 million represented an unrealized gain.

	Quoted Prices
	in Active
	Markets for	Significant
	Identical	Other	Significant
	Assets	Observable	Unobservable	Fair Value at
	and Liabilities	Inputs	Inputs	December 31,
	(Level 1)	(Level 2)	(Level 3)	2019
Assets:
Cash equivalents, primarily money market funds (1)	$28,330			$28,330
Restricted cash, primarily money market funds (1)	9,916			9,916
Investments, mutual funds held in a grantor trust (1)	38,378			38,378
Total	$76,624	$—	$—	$76,624
Liabilities:
Deferred compensation plan obligations	$38,378			$38,378
Total	$38,378	$—	$—	$38,378
(1)	For the year ended December 31, 2019, a net gain of $9.4 million was included in Interest and Other Income, net, of which $6.7 million represented an unrealized gain.

Nonrecurring Fair Value Measurements:

Property Impairments

Property, including right-of-use assets, is reviewed for impairment if events or changes in circumstances indicate that the carrying amount of the property, including any identifiable intangible assets, site costs and capitalized interest, may not be recoverable. In such an event, a comparison is made of the current and projected operating cash flows of each such property into the foreseeable future on an undiscounted basis to the carrying amount of such property. If we conclude that an impairment may have occurred, estimated fair values are determined by management utilizing cash flow models, market capitalization rates and market discount rates, or by obtaining third-party broker valuation estimates, appraisals, bona fide purchase offers or the expected sales price of an executed sales agreement in accordance with our fair value measurements accounting policy. Market capitalization rates and market discount rates are determined by reviewing current sales of similar properties and transactions, and utilizing management’s knowledge and expertise in property marketing.

Investment in Real Estate Joint Ventures and Partnerships Impairments

Estimated fair values are determined by management utilizing the performance of each investment, the life and other terms of the investment, holding periods, market conditions, cash flow models, market capitalization rates and market discount rates, or by obtaining third-party broker valuation estimates, appraisals, bona fide purchase offers or the expected sales price of an executed sales agreement in accordance with our fair value measurements accounting policy. Market capitalization rates and market discount rates are determined by reviewing current sales of similar properties and transactions, and utilizing management’s knowledge and expertise in property marketing.

Assets measured at fair value on a nonrecurring basis at December 31, 2020 aggregated by the level in the fair value hierarchy in which those measurements fall, are as follows (in thousands):

Quoted Prices in
	Active Markets for	Significant
	Identical	Other	Significant
	Assets	Observable	Unobservable
	and Liabilities	Inputs	Inputs		Total Gains
	(Level 1)	(Level 2)	(Level 3)	Fair Value	(Losses) (1)
Property (2)		$47,746	$—	$47,746	$(12,686)
Total	$—	$47,746	$—	$47,746	$(12,686)
(1)	Total gains (losses) presented in this table relate to assets that were held by us at December 31, 2020; however, we have subsequently sold one of these centers.
(2)

In accordance with our policy of evaluating and recording impairments on the disposal of long-lived assets, property with a carrying amount $60.4 million was written down to a fair value of $47.7 million, resulting in a loss of $12.7 million, which was included in earnings for the fourth quarter of 2020. Management’s estimate of fair value of these properties were determined using bona fide purchase offers for the Level 2 inputs.

Assets measured at fair value on a nonrecurring basis at December 31, 2019 aggregated by the level in the fair value hierarchy in which those measurements fall, are as follows (in thousands):

Quoted Prices in
	Active Markets for	Significant
	Identical	Other	Significant
	Assets	Observable	Unobservable
	and Liabilities	Inputs	Inputs		Total Gains
	(Level 1)	(Level 2)	(Level 3)	Fair Value	(Losses) (1)
Investment in real estate joint ventures and partnerships (2)		$1,830	$24,154	$25,984	$(3,070)
Total	$—	$1,830	$24,154	$25,984	$(3,070)
(1)	Total gains (losses) presented in this table relate to assets that were held by us at December 31, 2019.
(2)	In accordance with our policy of evaluating and recording impairments on the disposal of investments in real estate joint ventures and partnerships, investments with a carrying amount of $29.1 million were written down to a fair value of $26.0 million, resulting in a loss of $3.1 million, which was included in earnings for the fourth quarter of 2019. Management’s estimate of fair value of these investments were determined using a bona fide purchase offer for the Level 2 inputs, and see the quantitative information about the significant unobservable inputs used for our Level 3 fair value measurements in the table below.

Fair Value Disclosures:

Unless otherwise listed below, short-term financial instruments and receivables are carried at amounts which approximate their fair values based on their highly-liquid nature, short-term maturities and/or expected interest rates for similar instruments.

Schedule of our fair value disclosures is as follows (in thousands):

	December 31, 2020			December 31, 2019
		Fair Value			Fair Value
		Using	Fair Value		Using	Fair Value
		Significant	Using		Significant	Using
		Other	Significant		Other	Significant
		Observable	Unobservable		Observable	Unobservable
	Carrying	Inputs	Inputs	Carrying	Inputs	Inputs
	Value	(Level 2)	(Level 3)	Value	(Level 2)	(Level 3)
Other Assets:
Tax increment revenue bonds (1)	$14,762		$19,000	$17,277		$25,000
Debt:
Fixed-rate debt	1,798,419		1,905,306	1,714,890		1,787,663
Variable-rate debt	40,000		40,000	17,448		17,426
(1)	At December 31, 2019, prior to the adoption of ASC 326, the amortized cost basis was net of a previously recognized other-than-temporary impairment on our tax increment revenue bonds of $31.0 million.

The quantitative information about the significant unobservable inputs used for our nonrecurring Level 3 fair value measurements as of December 31, 2019 reported in the above table, is as follows:

	Fair Value at
	December 31,			Range
	2019			Minimum	Maximum
Description	(in thousands)	Valuation Technique	Unobservable Inputs	2019	2019
Investment in real estate joint ventures and partnerships	$24,154	Discounted cash flows	Discount rate	7.3%	7.5%
			Capitalization rate	5.8%	8.0%
			Noncontrolling interest discount		15.0%

Note 20.     Subsequent Events

Subsequent to December 31, 2020, we sold real estate with our share of the aggregate gross sales proceeds totaling approximately $53.8 million.

* * * * *

Schedule II

WEINGARTEN REALTY INVESTORS

VALUATION AND QUALIFYING ACCOUNTS

December 31, 2020, 2019, and 2018

(Amounts in thousands)

		Charged
	Balance at	to costs		Balance
	beginning	and		at end of
Description	of period	expenses	Deductions (1)	period
2020
Tax Valuation Allowance	$5,749	$—	$198	$5,551
2019
Tax Valuation Allowance	$12,787	$—	$7,038	$5,749
2018
Tax Valuation Allowance	$15,587	$—	$2,800	$12,787
(1)	Deductions included write-offs of amounts previously reserved.

Schedule III

WEINGARTEN REALTY INVESTORS

REAL ESTATE AND ACCUMULATED DEPRECIATION

DECEMBER 31, 2020

(Amounts in thousands)

	Initial Cost to Company			Gross Amounts Carried at Close of Period
			Cost
			Capitalized					Total Costs,
			Subsequent					Net of		Date of
		Building and	to		Building and	Total	Accumulated	Accumulated	Encumbrances	Acquisition /
Description	Land	Improvements	Acquisition	Land	Improvements	(1)	Depreciation	Depreciation	(2)	Construction
Centers:
10-Federal Shopping Center	$1,791	$7,470	$2,121	$1,791	$9,591	$11,382	$(7,757)	$3,625	$(6,075)	03/20/2008
580 Market Place	3,892	15,570	4,197	3,889	19,770	23,659	(10,466)	13,193	—	04/02/2001
8000 Sunset Strip Shopping Center	18,320	73,431	10,315	18,320	83,746	102,066	(22,192)	79,874	—	06/27/2012
Alabama Shepherd Shopping Center	637	2,026	8,572	1,062	10,173	11,235	(6,512)	4,723	—	04/30/2004
Argyle Village Shopping Center	4,524	18,103	7,140	4,526	25,241	29,767	(11,693)	18,074	—	11/30/2001
Avent Ferry Shopping Center	1,952	7,814	1,557	1,952	9,371	11,323	(4,673)	6,650	—	04/04/2002
Baybrook Gateway	10,623	30,307	5,283	10,623	35,590	46,213	(8,075)	38,138	—	02/04/2015
Bellaire Blvd. Shopping Center	124	37	961	1,011	111	1,122	(55)	1,067	—	11/13/2008
Blalock Market at I 10	—	4,730	2,108	—	6,838	6,838	(5,747)	1,091	—	12/31/1990
Boca Lyons Plaza	3,676	14,706	6,727	3,651	21,458	25,109	(10,214)	14,895	—	08/17/2001
Broadway Marketplace	898	3,637	2,149	906	5,778	6,684	(4,146)	2,538	—	12/16/1993
Brownsville Commons	1,333	5,536	638	1,333	6,174	7,507	(2,386)	5,121	—	05/22/2006
Cambrian Park Plaza	48,803	1,089	189	48,851	1,230	50,081	(1,039)	49,042	—	02/27/2015
Camelback Miller Plaza	9,176	26,898	4,377	9,478	30,973	40,451	(1,257)	39,194	—	06/27/2019
Camelback Village Square	—	8,720	2,252	—	10,972	10,972	(6,826)	4,146	—	09/30/1994
Camp Creek Marketplace II	6,169	32,036	5,044	4,697	38,552	43,249	(13,662)	29,587	—	08/22/2006
Capital Square	1,852	7,406	2,043	1,852	9,449	11,301	(4,702)	6,599	—	04/04/2002
Centerwood Plaza	915	3,659	3,696	914	7,356	8,270	(4,084)	4,186	—	04/02/2001
Charleston Commons Shopping Center	23,230	36,877	6,710	23,210	43,607	66,817	(15,552)	51,265	—	12/20/2006
Chino Hills Marketplace	7,218	28,872	14,126	7,234	42,982	50,216	(24,707)	25,509	—	08/20/2002
Citadel Building	3,236	6,168	9,198	534	18,068	18,602	(15,770)	2,832	—	12/30/1975
College Park Shopping Center	2,201	8,845	8,372	2,641	16,777	19,418	(12,845)	6,573	(11,369)	11/16/1998
Colonial Plaza	10,806	43,234	18,864	10,813	62,091	72,904	(35,063)	37,841	—	02/21/2001
Countryside Centre	15,523	29,818	10,859	15,559	40,641	56,200	(18,420)	37,780	—	07/06/2007
Covington Esplanade	10,571	18,509	31	10,571	18,540	29,111	(705)	28,406	—	11/18/2019
Crossing At Stonegate	6,400	23,384	437	6,400	23,821	30,221	(3,508)	26,713	(13,261)	02/12/2016
Deerfield Mall	10,522	94,321	9,489	27,806	86,526	114,332	(13,576)	100,756	—	05/05/2016
Desert Village Shopping Center	3,362	14,969	2,562	3,362	17,531	20,893	(5,396)	15,497	—	10/28/2010
Edgewater Marketplace	4,821	11,225	2,424	4,821	13,649	18,470	(3,825)	14,645	—	11/19/2010
El Camino Promenade	4,431	20,557	5,418	4,429	25,977	30,406	(11,910)	18,496	—	05/21/2004
Embassy Lakes Shopping Center	2,803	11,268	2,963	2,803	14,231	17,034	(6,545)	10,489	—	12/18/2002
Entrada de Oro Plaza Shopping Center	6,041	10,511	1,721	6,115	12,158	18,273	(4,950)	13,323	—	01/22/2007

	Initial Cost to Company			Gross Amounts Carried at Close of Period
			Cost
			Capitalized					Total Costs,
			Subsequent					Net of		Date of
		Building and	to		Building and	Total	Accumulated	Accumulated	Encumbrances	Acquisition /
Description	Land	Improvements	Acquisition	Land	Improvements	(1)	Depreciation	Depreciation	(2)	Construction
Epic Village St. Augustine	$283	$1,171	$3,331	$110	$4,675	$4,785	$(3,792)	$993	$—	09/30/2009
Falls Pointe Shopping Center	3,535	14,289	1,633	3,542	15,915	19,457	(7,339)	12,118	—	12/17/2002
Festival on Jefferson Court	5,041	13,983	4,275	5,022	18,277	23,299	(8,792)	14,507	—	12/22/2004
Fiesta Trails	8,825	32,790	15,034	11,267	45,382	56,649	(18,429)	38,220	—	09/30/2003
Fountain Plaza	1,319	5,276	2,811	1,095	8,311	9,406	(5,253)	4,153	—	03/10/1994
Francisco Center	1,999	7,997	5,701	2,403	13,294	15,697	(9,274)	6,423	(10,327)	11/16/1998
Freedom Centre	2,929	15,302	6,266	6,944	17,553	24,497	(8,290)	16,207	—	06/23/2006
Galveston Place	2,713	5,522	6,223	3,279	11,179	14,458	(9,141)	5,317	—	11/30/1983
Gateway Plaza	4,812	19,249	5,637	4,808	24,890	29,698	(13,390)	16,308	(23,000)	04/02/2001
Grayson Commons	3,180	9,023	686	3,163	9,726	12,889	(4,029)	8,860	(3,440)	11/09/2004
Greenhouse Marketplace	4,607	22,771	4,935	4,750	27,563	32,313	(12,892)	19,421	—	01/28/2004
Griggs Road Shopping Center	257	2,303	678	257	2,981	3,238	(2,123)	1,115	—	03/20/2008
Harrisburg Plaza	1,278	3,924	1,409	1,278	5,333	6,611	(4,532)	2,079	(9,318)	03/20/2008
HEB - Dairy Ashford & Memorial	1,717	4,234	—	1,717	4,234	5,951	(1,662)	4,289	—	03/06/2012
Heights Plaza Shopping Center	58	699	2,633	1,055	2,335	3,390	(1,900)	1,490	—	06/30/1995
High House Crossing	2,576	10,305	2,712	2,576	13,017	15,593	(5,348)	10,245	—	04/04/2002
Highland Square	—	—	1,970	—	1,970	1,970	(762)	1,208	—	10/06/1959
Hilltop Village Center	3,196	7,234	54,046	3,960	60,516	64,476	(28,818)	35,658	—	01/01/2016
Hope Valley Commons	2,439	8,487	554	2,439	9,041	11,480	(2,661)	8,819	—	08/31/2010
I45/Telephone Rd.	678	11,182	461	678	11,643	12,321	(7,316)	5,005	(11,246)	03/20/2008
Independence Plaza I & II	19,351	31,627	2,539	19,351	34,166	53,517	(11,919)	41,598	(11,678)	06/11/2013
Kings Crossing	3,570	8,147	1,079	3,585	9,211	12,796	(6,264)	6,532	—	11/13/2008
Lakeside Marketplace	6,064	22,989	6,117	6,150	29,020	35,170	(10,510)	24,660	—	08/22/2006
Largo Mall	10,817	40,906	8,851	10,810	49,764	60,574	(22,591)	37,983	—	03/01/2004
League City Plaza	1,918	7,592	4,794	2,261	12,043	14,304	(6,368)	7,936	—	03/20/2008
Leesville Towne Centre	7,183	17,162	2,565	7,223	19,687	26,910	(8,544)	18,366	—	01/30/2004
Lowry Town Center	1,889	23,165	1,084	1,889	24,249	26,138	(3,000)	23,138	—	09/14/2016
Madera Village Shopping Center	3,788	13,507	1,655	3,816	15,134	18,950	(5,901)	13,049	—	03/13/2007
Madison Village Marketplace	3,157	13,123	712	3,158	13,834	16,992	(724)	16,268	—	03/28/2019
Mendenhall Commons	2,655	9,165	1,088	2,677	10,231	12,908	(4,288)	8,620	—	11/13/2008
Monte Vista Village Center	1,485	58	5,898	755	6,686	7,441	(4,513)	2,928	—	12/31/2004
Mueller Regional Retail Center	10,382	56,303	5,720	11,190	61,215	72,405	(18,838)	53,567	—	10/03/2013
North Creek Plaza	6,915	25,625	8,105	7,617	33,028	40,645	(15,063)	25,582	—	08/19/2004
North Towne Plaza	960	3,928	9,632	879	13,641	14,520	(10,031)	4,489	—	02/15/1990
North Towne Plaza	6,646	99	(5,553)	259	933	1,192	(719)	473	—	04/01/2010
Northwoods Shopping Center	1,768	7,071	768	1,772	7,835	9,607	(3,924)	5,683	—	04/04/2002
Oak Forest Shopping Center	760	2,726	7,365	1,358	9,493	10,851	(7,161)	3,690	—	12/30/1976
Oracle Wetmore Shopping	24,686	26,878	1,627	11,553	41,638	53,191	(18,111)	35,080	—	01/22/2007
Perimeter Village	29,701	42,337	5,469	34,404	43,103	77,507	(18,094)	59,413	(28,720)	07/03/2007
Phillips Crossing	—	1	28,473	872	27,602	28,474	(16,079)	12,395	—	09/30/2009
Phoenix Office Building	1,696	3,255	1,737	1,773	4,915	6,688	(2,416)	4,272	—	01/31/2007
Pike Center	—	40,537	3,461	—	43,998	43,998	(16,705)	27,293	—	08/14/2012
Plantation Centre	3,463	14,821	2,427	3,471	17,240	20,711	(7,631)	13,080	—	08/19/2004

	Initial Cost to Company			Gross Amounts Carried at Close of Period
			Cost
			Capitalized					Total Costs,
			Subsequent					Net of		Date of
		Building and	to		Building and	Total	Accumulated	Accumulated	Encumbrances	Acquisition /
Description	Land	Improvements	Acquisition	Land	Improvements	(1)	Depreciation	Depreciation	(2)	Construction
Pueblo Anozira Shopping Center	$2,750	$11,000	$5,858	$2,768	$16,840	$19,608	$(11,349)	$8,259	$(13,170)	06/16/1994
Raintree Ranch Center	11,442	595	18,066	10,983	19,120	30,103	(12,690)	17,413	—	03/31/2008
Rancho San Marcos Village	3,533	14,138	6,139	3,887	19,923	23,810	(9,531)	14,279	—	02/26/2003
Rancho Towne and Country	1,161	4,647	842	1,166	5,484	6,650	(3,630)	3,020	—	10/16/1995
Red Mountain Gateway	2,166	89	13,120	3,317	12,058	15,375	(6,178)	9,197	—	12/31/2003
Richmond Square	1,993	953	12,948	13,903	1,991	15,894	(1,425)	14,469	—	12/31/1996
Ridgeway Trace	26,629	544	26,386	16,100	37,459	53,559	(19,820)	33,739	—	11/09/2006
River Oaks Shopping Center - East	1,354	1,946	471	1,363	2,408	3,771	(2,075)	1,696	—	12/04/1992
River Oaks Shopping Center - West	3,320	17,741	35,955	3,993	53,023	57,016	(30,097)	26,919	—	12/04/1992
River Point at Sheridan	28,898	4,042	29,855	11,848	50,947	62,795	(17,652)	45,143	—	04/01/2010
Roswell Corners	6,136	21,447	7,321	7,103	27,801	34,904	(11,415)	23,489	—	06/24/2004
Roswell Crossing Shopping Center	7,625	18,573	1,546	7,625	20,119	27,744	(7,839)	19,905	—	07/18/2012
San Marcos Plaza	1,360	5,439	1,612	1,358	7,053	8,411	(3,370)	5,041	—	04/02/2001
Scottsdale Horizon	—	3,241	39,902	12,914	30,229	43,143	(8,846)	34,297	—	01/22/2007
Scottsdale Waterfront	10,281	40,374	2,495	21,586	31,564	53,150	(4,030)	49,120	—	08/17/2016
Sea Ranch Centre	11,977	4,219	2,545	11,977	6,764	18,741	(2,581)	16,160	—	03/06/2013
Shoppes at Bears Path	3,252	5,503	1,727	3,290	7,192	10,482	(2,924)	7,558	—	03/13/2007
Shoppes at Memorial Villages	1,417	4,786	13,105	3,332	15,976	19,308	(9,812)	9,496	—	01/11/2012
Shops at Kirby Drive	1,201	945	293	1,202	1,237	2,439	(567)	1,872	—	05/27/2008
Shops at Three Corners	6,215	9,303	11,488	10,587	16,419	27,006	(12,333)	14,673	—	12/31/1989
Silver Creek Plaza	3,231	12,924	10,613	3,228	23,540	26,768	(9,551)	17,217	—	04/02/2001
Six Forks Shopping Center	6,678	26,759	7,283	6,728	33,992	40,720	(17,632)	23,088	—	04/04/2002
Southampton Center	4,337	17,349	3,372	4,333	20,725	25,058	(11,127)	13,931	(19,750)	04/02/2001
Southgate Shopping Center	232	8,389	781	231	9,171	9,402	(6,326)	3,076	(6,234)	03/20/2008
Squaw Peak Plaza	816	3,266	3,600	818	6,864	7,682	(4,608)	3,074	—	12/20/1994
Stevens Creek Central	41,812	45,997	7,531	45,942	49,398	95,340	(1,586)	93,754	—	11/08/2019
Stonehenge Market	4,740	19,001	4,020	4,740	23,021	27,761	(11,199)	16,562	—	04/04/2002
Stony Point Plaza	3,489	13,957	11,492	3,453	25,485	28,938	(14,508)	14,430	—	04/02/2001
Sunset 19 Shopping Center	5,519	22,076	26,440	5,996	48,039	54,035	(15,560)	38,475	—	10/29/2001
The Centre at Post Oak	13,731	115	25,724	17,822	21,748	39,570	(15,690)	23,880	—	12/31/1996
The Commons at Dexter Lake	4,946	18,948	5,130	4,988	24,036	29,024	(11,090)	17,934	—	11/13/2008
The Palms at Town & Country	56,833	195,203	10,125	79,673	182,488	262,161	(26,868)	235,293	—	07/27/2016
The Shops at Hilshire Village	12,929	20,666	2,356	13,959	21,992	35,951	(841)	35,110	—	10/24/2019
The Whittaker	5,237	19,395	3,577	5,315	22,894	28,209	(2,053)	26,156	—	01/01/2019
Thompson Bridge Commons	604	—	625	513	716	1,229	(183)	1,046	—	04/26/2005
Thousand Oaks Shopping Center	2,973	13,142	1,335	2,973	14,477	17,450	(6,825)	10,625	(11,378)	03/20/2008
TJ Maxx Plaza	3,400	19,283	4,380	3,430	23,633	27,063	(10,544)	16,519	—	03/01/2004
Tomball Marketplace	9,616	262	26,873	6,726	30,025	36,751	(16,448)	20,303	—	04/12/2006
Trenton Crossing	9,855	29,133	2,958	9,855	32,091	41,946	(5,445)	36,501	—	08/31/2015
Valley Shopping Center	4,293	13,736	(504)	6,086	11,439	17,525	(4,860)	12,665	—	04/07/2006
Village Green Center	8,717	18,694	27	8,716	18,722	27,438	(588)	26,850	(17,719)	03/11/2020
Village Plaza at Bunker Hill	42,506	98,090	—	42,506	98,090	140,596	(122)	140,474	(69,387)	12/11/2020
Vizcaya Square Shopping Center	3,044	12,226	2,641	3,044	14,867	17,911	(7,194)	10,717	—	12/18/2002

	Initial Cost to Company			Gross Amounts Carried at Close of Period
			Cost
			Capitalized					Total Costs,
			Subsequent					Net of		Date of
		Building and	to		Building and	Total	Accumulated	Accumulated	Encumbrances	Acquisition /
Description	Land	Improvements	Acquisition	Land	Improvements	(1)	Depreciation	Depreciation	(2)	Construction
Wellington Green Commons & Pad	$16,500	$32,489	$3,489	$16,500	$35,978	$52,478	$(5,929)	$46,549	$(16,678)	04/20/2015
Westchase Shopping Center	3,085	7,920	13,941	3,189	21,757	24,946	(15,234)	9,712	(15,057)	08/29/1978
Westhill Village Shopping Center	408	3,002	7,106	437	10,079	10,516	(6,590)	3,926	—	05/01/1958
Westminster Center	11,215	44,871	10,161	11,204	55,043	66,247	(29,249)	36,998	(47,250)	04/02/2001
Winter Park Corners	2,159	8,636	15,509	2,257	24,047	26,304	(6,666)	19,638	—	09/06/2001
	841,761	2,123,550	831,410	903,284	2,893,437	3,796,721	(1,116,075)	2,680,646	(345,057)
New Development/Redevelopment:
West Alex	39,029	2,669	149,419	42,448	148,669	191,117	(9,417)	181,700	—	11/01/2016
The Driscoll at River Oaks	214	—	126,127	2,509	123,832	126,341	(998)	125,343	—	12/04/1992
	39,243	2,669	275,546	44,957	272,501	317,458	(10,415)	307,043	—
Miscellaneous (not to exceed 5% of total)	80,212	3,096	48,847	60,147	72,008	132,155	(35,480)	96,675	—
Total of Portfolio	$961,216	$2,129,315	$1,155,803	$1,008,388	$3,237,946	$4,246,334	$(1,161,970)	$3,084,364	$(345,057)
(1)	The book value of our net real estate assets is in excess of tax basis by approximately $183.1 million at December 31, 2020.
(2)	Encumbrances do not include $5.3 million of non-cash debt related items and $(.8) million of deferred debt costs.

Depreciation is computed using the straight-line method, generally over estimated useful lives of 18-40 years for buildings and 10-20 years for parking lot surfacing and equipment. Tenant and leasehold improvements are depreciated over the remaining life of the lease or the useful life whichever is shorter.

The changes in total cost of the properties were as follows (in thousands):

	Year Ended December 31,
	2020	2019	2018
Balance at beginning of year	$4,145,249	$4,105,068	$4,498,859
Additions at cost	311,789	389,858	164,150
Retirements or sales	(186,551)	(349,603)	(547,821)
Impairment loss	(24,153)	(74)	(10,120)
Balance at end of year	$4,246,334	$4,145,249	$4,105,068

The changes in accumulated depreciation were as follows (in thousands):

	Year Ended December 31,
	2020	2019	2018
Balance at beginning of year	$1,110,675	$1,108,188	$1,166,126
Additions at cost	119,948	109,825	118,664
Retirements or sales	(68,653)	(107,338)	(176,602)
Balance at end of year	$1,161,970	$1,110,675	$1,108,188

Schedule IV

WEINGARTEN REALTY INVESTORS

MORTGAGE LOANS ON REAL ESTATE

DECEMBER 31, 2020

(Amounts in thousands)

			Final	Periodic	Face	Carrying
		Interest	Maturity	Payment	Amount of	Amount of
	State	Rate	Date	Terms	Mortgages	Mortgages (1)
Shopping Centers:
First Mortgages:
College Park Realty Company	NV	7.00%	10/31/2053	At Maturity	$3,410	$3,410
West Jordan Retail Associate, LLC	UT	4.00%	08/01/2021	At Maturity	9,930	9,930
Galleria 1848 LLC	NC	5.00%	12/31/2021	At Maturity	10,000	10,000
Total Mortgage Loans on Real Estate					$23,340	$23,340
(1)	The aggregate cost at December 31, 2020 for federal income tax purposes is $23.3 million, and there are no prior liens to be disclosed. These are interest only mortgage loans. For the year ended December 31, 2020, two mortgage loans were issued in association with the disposition of two properties. There have been no changes in carrying amount of mortgages for each year ended December 31, 2019 and 2018.